UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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West Marine, Inc.
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Dear Fellow Stockholders:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders of West Marine, Inc. to be held at our company headquarters, 500 Westridge Drive, Watsonville, California, on Thursday, May 16, 2013 at 10:30 a.m., Pacific Time (“Annual Meeting”).
We are pleased to continue utilizing the Securities and Exchange Commission rules that allow us to furnish proxy materials to you over the Internet. We believe that this e-proxy process expedites your receipt of our 2013 Proxy Statement and our 2012 Annual Report on Form 10-K (collectively, “Proxy Materials”), lowers our printing and delivery costs, and helps reduce our impact on the environment. Accordingly, you will receive only a one-page, double-sided notice (the “Notice”), which is being mailed to stockholders on April 5, 2013, regarding the Internet availability of our Proxy Materials. The Notice and Proxy Materials explain the matters indicated below to be voted on at our Annual Meeting and provide you with instructions for accessing the Proxy Materials and for voting in person via the Internet or by phone. This Notice also provides information on how you may obtain paper copies of our Proxy Materials free of charge, if you so choose. Please read the Notice so you will be informed about the business to be considered at the meeting. Your vote is important to us.
On behalf of the Board of Directors, I urge you take advantage of our Internet or telephone voting system as soon as possible, even if you plan to attend the Annual Meeting.
Following are the proposals to be voted upon at the Annual Meeting:

(1)	To elect eight directors;

(2)	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 28, 2013;

(3)	To approve, on an advisory basis, the compensation of our named executive officers; and

(4)	To transact such other business as may properly come before the Annual Meeting.
Our Board of Directors recommends that you vote “FOR” each of the proposals (1) through (3).

Sincerely,
/s/ Randolph K. Repass
Randolph K. Repass Chairman of the Board

Watsonville, California

April 5, 2013

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT

2013 Annual Meeting of Stockholders

I.	GENERAL INFORMATION

Q: Why am I receiving these materials?
A: We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with soliciting your proxy to vote at our Annual Meeting.
Q: What is included in these materials?
A: These Proxy Materials consist of:

•	This proxy statement for our Annual Meeting (“Proxy Statement”);

•	Our Annual Report on Form 10-K for our fiscal year ended December 29, 2012 (“Annual Report”); and

•	For those receiving printed versions, a proxy card.
Q: What does fiscal year mean?
A: Our fiscal year is the 52 or 53-week period that ends on the Saturday closest to December 31st. Unless otherwise stated, all information presented in this Proxy Statement is based on our fiscal year.
Q: What items am I being asked to vote on at the Annual Meeting?
A: Our stockholders will vote on three proposals at the Annual Meeting (“Proposals”):

•	The election to our Board of Directors (“Board”) of the eight nominees named in this Proxy Statement;

•	Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm ("Independent Auditors”) for our fiscal year ending December 28, 2013; and

•	Approval, on an advisory basis, of the compensation of our Named Executive Officers (or "NEOs").
Q: What are the Board's voting recommendations?
A: Our Board recommends that you vote “FOR” each of the Proposals.
Q: Why did I receive a one-page Notice in the mail regarding the Internet availability of Proxy Materials instead of a full set of Proxy Materials?
A: Under rules adopted by the Securities and Exchange Commission (“SEC”), we use the Internet as the primary means of furnishing our Proxy Materials to our stockholders, rather than mailing printed copies to each stockholder. We encourage our stockholders to take advantage of the availability of Proxy Materials on the Internet to help reduce costs associated with, and the environmental impact of, our Annual Meeting. Our Proxy Materials were first available for our stockholders to access online at www.envisionreports.com/wmar on April 5, 2013.
Q: How can I get electronic access to the Proxy Materials or a paper copy if I prefer?
A: The Notice provides you with instructions regarding how to view our Proxy Materials on the Internet and if you so choose, how to instruct us to send these and future Proxy Materials to you by email. Alternatively, you can request a paper copy of the Proxy Materials. Requests for email or paper copies must be made by May 6, 2013 to facilitate timely delivery. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. If you choose to receive a paper copy of the Proxy Materials, you also can submit a preference to receive paper copies for future meetings. Your election to receive an email or a paper copy of proxy materials for future meetings will remain in effect until you change it.
Q: Where and when is the Annual Meeting?
A: Our Annual Meeting will be held at our corporate headquarters located at 500 Westridge Drive, Watsonville, California
95076, on May 16, 2013 at 10:30 a.m. Pacific Time.

Q: Who may vote at the Annual Meeting?
A: Only stockholders who owned shares of our common stock on March 18, 2013 (“Record Date”) are entitled to vote at our Annual Meeting. On the Record Date, there were 24,152,158 shares of our common stock outstanding and entitled to vote.
Q: Is there a difference between a stockholder of record and a beneficial owner of shares held in street name?
A: Yes
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice (or Proxy Materials, if you requested a paper copy) was sent directly to you.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, at the close of business on the Record Date, your shares were not held in your name, but rather in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and a Notice should have been forwarded to you by that organization. That organization is considered to be the stockholder of record for voting purposes and as the beneficial owner, you may instruct that organization on how to vote the shares in your account. Those instructions are contained in a “vote instruction form” that the organization holding your shares should send to you. We urge you to complete that form. Your vote is important.
Q: If I am a stockholder of record, how do I vote?
A: If you are a stockholder of record, there are four ways to vote:

•	IN PERSON at the Annual Meeting. We will give you a ballot when you arrive;

•	VIA THE INTERNET at www.envisionreports.com/wmar by following the instructions provided in the Notice;

•	BY TELEPHONE using a touch-tone telephone at 1-800-652-8683; or

•	BY MAIL if you requested printed copies, by completing, signing and returning your proxy card to us in the postage-paid envelope provided with the Proxy Materials.
If you vote by telephone or over the Internet, you must do so by 11:00 p.m. Pacific time the day before our Annual Meeting and you may incur costs such as telephone and Internet access charges for which you will be responsible. Delaware law permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of election can determine that such proxy was authorized by the stockholder. We use a control number to authenticate each registered stockholder, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific Time, on May 16, 2013.
Q: What constitutes a quorum and why is a quorum required?
A: Return of your proxy is important because a quorum is required, and a majority of the shares entitled to vote must be present in person or by proxy at our Annual Meeting for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present in person at the Annual Meeting or you have properly voted on the Internet, by telephone or by submitting a proxy card or vote instruction form by mail. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. In addition, because this Proxy Statement includes a “routine” management Proposal related to the ratification of the selection of our Independent Auditors, shares represented by proxies that vote on routine matters, but not on non-routine matters, also will be counted in determining whether there is a quorum present.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Q: How are proxies voted?
A: All shares represented by valid proxies received prior to our Annual Meeting will be voted and, where a stockholder specifies his or her choice with respect to any Proposal, the shares will be voted in accordance with those instructions.
Q: What happens if I do not have specific voting instructions?
A: Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Randy Repass and Matt Hyde, will vote your shares in the manner recommended by our Board on all Proposals and they may determine in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting.
Beneficial Owners of shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. As a result, if that organization does not receive voting instructions from you on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This generally is referred to as a “broker non-vote.”

Q: Which Proposals are considered “routine” or “non-routine”?
A: Under applicable rules, the ratification of the selection of our Independent Auditors for 2013 is a matter considered routine, but the election of Directors and the non-binding advisory resolution approving the compensation of our NEOs (commonly referred to as "Say-on-Pay") are matters considered “non-routine.”
Q: What is the voting requirement to approve each Proposal?
A: Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative majority of votes cast is required to approve each Proposal.
Q: How are broker non-votes and abstentions treated?
A: Only “FOR” and “AGAINST” votes are counted and, therefore, broker non-votes and abstentions will have no effect on the vote.
Q: Can I change my vote after I have delivered my proxy?
A: Yes. You may revoke your proxy and change your vote at any time before the final vote at our Annual Meeting by changing your vote on a later date via the Internet or by telephone, by signing and returning a new proxy card or vote instruction form with a later date, or by attending our Annual Meeting and voting in person. Your attendance alone will not automatically revoke your proxy unless you properly vote at our Annual Meeting or specifically request that your prior proxy be revoked by delivering to our Secretary, at 500 Westridge Drive, Watsonville, CA 95076-4100, a written notice of revocation prior to the Annual Meeting.
Q: Who will serve as the inspector of election?
A: A West Marine representative will serve as the inspector of election.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation and certification of votes and to facilitate a successful proxy solicitation.
Q: Where can I find the voting results of the Annual Meeting?
A: The preliminary voting results will be announced at our Annual Meeting and the final voting results will be tallied by our inspector of election and published in a Current Report on Form 8-K.
Q: Who is paying for the cost of this proxy solicitation?
A: West Marine will pay all expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders.
Q: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2014 annual meeting of stockholders?
A: Requirements for Stockholder Proposals to Be Considered for Inclusion in the company's Proxy Materials.

We anticipate that our 2014 annual meeting of stockholders (“2014 Annual Meeting”) will be held in May 2014. Any stockholders who intend to present proposals at, and who wish to have them included in the proxy statement for, the 2014 Annual Meeting must ensure that such proposals are addressed to West Marine at the address stated above and received no later than December 3, 2013. In addition, all proposals will need to comply with our Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Requirements for Stockholder Proposals to Be Brought Before the 2014 Annual Meeting and Director Nominations.
Any stockholder proposals that a stockholder intends to present at the 2014 Annual Meeting, other than through the inclusion in the proxy materials, should be received no earlier than 90 days and no later than 120 days prior to the corresponding date on which the annual proxy statement is mailed in connection with our most recent annual meeting. Any stockholder wishing to submit a proposal at the 2014 Annual Meeting must include the information required by our Bylaws.
Q: May I request a printed copy of the Annual Report?
A: We will provide upon request and without charge to each stockholder receiving the Notice or a paper copy of the Proxy Materials a copy of our Annual Report. Copies can be obtained by writing to our Secretary.

II.	DIRECTOR MATTERS

PROPOSAL #1: ELECTION OF DIRECTORS
Under the Bylaws of West Marine, Inc. ("West Marine" or the "Company"), our Board has the authority to determine the size of the Board and to fill vacancies. Currently, our Board is comprised of eight Directors who serve one-year terms and are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws.
The eight Directors named below are nominees for election this year and each is currently a Director elected by stockholders at our 2012 Annual Meeting of Stockholders (“2012 Annual Meeting”), other than Mr. Nordstrom, who was appointed by our Board on December 28, 2012, and Mr. Olsen, who is being recommended by our Board as a nominee for election at this Annual Meeting.
Our Board has no reason to believe that any nominee for Director would be unable or unwilling to serve as a Director if elected. If at the time of the Annual Meeting, or any adjournment thereof, any nominee is unable or unwilling to serve as a Director, the persons named as proxies intend to vote for such substitute nominee as may be nominated by our Nomination and Governance Committee and approved by our Board or as otherwise directed by our Board, unless directed by the stockholder to do otherwise.

DIRECTOR QUALIFICATIONS AND EXPERIENCE; DIRECTOR NOMINEES
West Marine requires its Directors to possess the experience and skills necessary to oversee the management of the Company in the interest of West Marine and its stockholders. Our Nomination and Governance Committee and our Board will consider, among other factors, the experiences, qualifications, attributes and skills of each new candidate or incumbent Director in nominating them for election at each annual meeting. For more information see "Director Nomination Process" under "Corporate Governance Framework" below.
The following chart sets forth the description of each nominee for election at our Annual meeting, including his or her biographical information, qualifications and skills considered and each nominee's current occupation, employment history, business experience, public company director positions held and information regarding involvement in certain legal or administrative proceedings, if applicable, that caused our Nomination and Governance Committee to recommend, and our Board to conclude, that each Director should serve on the Board.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Randolph K. Repass Incumbent Director since: 1968 Age: 69	• Chairman of the Board ("Chairman") • Does not serve on any Committees	None
Experience
Mr. Repass served as West Marine's Chief Executive Officer, from 1968 to April 1995 and from July 1998 to November 1998, and as President, from 1968 to 1990 and from August 1993 to March 1994.

Qualifications for Board Service
Mr. Repass, as the founder of West Marine and one of its major stockholders, defines the Company and its mission statement and values. He is being re-nominated as a Director because his vision, knowledge of the industry, understanding of the business and our customers' needs, combined with his strategic insight, are invaluable in guiding our Board and management in realizing our mission, in balancing short and long term goals, and in enhancing value for all of our stockholders.

Boating Experience
Mr. Repass has an extensive boating background including sailboat racing and cruising on sail and power boats.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Matthew L. Hyde Director since: 2012 Age: 50	•Inside Director • Chief Executive Officer ("CEO") and President • Does not serve on any Committees	Zumiez Inc. • Board Member/Lead Independent Director • Member - Governance/Nominating Committee
Experience
Mr. Hyde has served as our CEO and President since June 19, 2012. Previously, he was the Executive Vice President of Recreational Equipment Inc. (“REI”), a retailer and online merchant of outdoor gear and equipment. Beginning his career with REI in 1986, Mr. Hyde held various positions, and most recently until joining West Marine, as their Executive Vice President, he oversaw marketing, e-commerce and direct sales, real estate, store development, retail and customer experience functions. Mr. Hyde previously led REI's online division, championing its award-winning omni-channel strategy.

Qualifications for Board Service
Mr. Hyde's specialty retail background, along with his online retail, brand-building, marketing, merchandising and operational expertise, provide valuable insight to our Company and our Board. In addition, Mr. Hyde's service on the Board of a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories not only aligns well with West Marine's merchandise expansion strategy, but also provides comparative expertise for our operational plans as well as for our compensation and leadership development programs.

Boating Experience
Mr. Hyde has been boating all of his life. From fishing with his family on a wooden skiff, to kayaking, to an annual trek to Alaska to go salmon fishing, Mr. Hyde loves all things outdoors.

Dennis F. Madsen Incumbent Director since: 2010 Age: 64	• Independent Director From 2010 - March 2013 • Member -Governance and Compensation Committee Since March 2013 • Chair -Compensation and Leadership Development Committee	Alaska Air Group (including subsidiaries: Alaska Airlines & Horizon Airlines) • Board Member • Member - Compensation and Leadership Development Committee • Member - Audit Committee Member
Experience
Mr. Madsen served as President and Chief Executive Officer from April 2000 to March 2005, of REI. Mr. Madsen also served as REI's Executive Vice President and Chief Operating Officer from 1987 to March 2000, and prior to that, held numerous positions throughout REI.

Qualifications for Board & Committee Service
Mr. Madsen is being re-nominated as a Director because, among his other qualifications, he has demonstrated proven leadership capability and knowledge of the complex operational and financial issues facing an organization such as West Marine. His experience on other public company boards and in leading a customer-service driven organization, and his knowledge of compensation and governance trends and best practices, also makes him a valuable contributor in all operational risks and strategies facing West Marine, and in executive compensation and leadership development.

Boating Experience
Mr. Madsen has spent the last 22 years sailing throughout the Pacific Northwest and Canadian waters. Recently spending five years as a live-aboard, Mr. Madsen has a keen understanding of boater needs and lifestyle.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Barbara L. Rambo Incumbent Director since: 2009 Age: 60
• Independent
Director

From September 2008 - November 2009
• Board Consultant

From 2009 - March 2013
• Chair-Governance and Compensation Committee
• Member-Audit Committee

Since March 2013
• Chair-Nomination and Governance Committee
• Member -Compensation and Leadership Development Committee
• Member-Audit and Finance Committee
• Lead Independent Director

CURRENT
PG&E Corporation
• Board Member
• Chair - Finance Committee
• Member - Compensation Committee
• Member - Nominating and Governance Committee

International Rectifier Corporation
• Board Member
• Member - Compensation Committee
• Member - Nominating and Governance Committee.

PAST
From 1995-2007:
Gymboree Corporation
• Board Member
• Member - Audit Committee
• Member - Executive Compensation Committee

Experience
Since October 2009, Ms. Rambo has served as the Chief Executive Officer of Taconic Management Services, a management consulting and services company. Prior to joining Taconic Management Services, she was Chief Executive Officer, Vice Chair and a director of Nietech Corporation (payments technology company) during the period 2001 to 2009, and Chief Executive Officer of OpenClose Technologies (financial services technology company) during the period 2000 to 2002. Ms. Rambo previously held various executive and management positions at Bank of America, including head of national commercial banking. She has developed skills in corporate finance, capital markets, sales, strategic planning, marketing, operations and executive management.

Qualifications for Board & Committee Service
Ms. Rambo is being re-nominated as a Director because of the depth of her executive management and leadership experience with companies in the financial services and technology sectors and her experience on other public company boards. She brings a wealth of knowledge in corporate governance and risk management practices, which enables her to serve as a member of our Audit and Finance and Compensation and Leadership Development Committees, as Chair of our Nomination and Governance Committee and as our Lead Independent Director.

Boating Experience
Ms. Rambo is a sculler and sails in San Francisco and the Caribbean.

Alice M. Richter Incumbent Director since: 2005 Age: 59
• Independent
Director

From January 2005 - January 2006
• Member - Audit Committee
                      From January 2006 - March 2013
• Chair-Audit Committee
                        Since March 2013
• Chair - Audit and Finance Committee
• Member - Nomination and Governance Committee

G&K Services, Inc. • Board Member • Chair - Audit Committee
Experience
Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. She joined KPMG's Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG's U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001.

Qualifications for Board & Committee Service
Ms. Richter is being re-nominated as a Director because with her long career in public accounting and expertise in the accounting and finance areas, including a client-base in the retail industry, her experience in international operations, her service on another public company board, and her experience in reviewing internal controls, tax saving strategies, potential fraud, acquisitions and reorganizations, she possesses a keen understanding of complex financial accounting issues which provides the Board with an overall business and financial leadership perspective. In addition, Ms. Richter has vast experience in financial planning and investment and capital structure strategies, along with risk management and compliance matters, which enables her to make valuable contributions in her role as Chair of our Audit and Finance Committee. In 2012, Ms. Richter received her Board Leadership Fellow certification from the National Association of Corporate Directors.

Boating Experience
An avid water skier, Ms. Richter is never far from a boat.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Christiana Shi Incumbent Director since: 2011 Age: 53	• Independent Director From 2011 - March 2013 • Member - Audit Committee Since March 2013 • Member - Audit and Finance Committee • Member - Compensation and Leadership Development Committee	None
Experience
Since April 2012, Ms. Shi has served as Vice President and General Manager of NIKE, Inc. Global E-Commerce. In this role, she is responsible for the performance and growth of Nike.com around the world, including merchandising, experience design, consumer services, and digital commerce technology. Prior to that, Ms. Shi was the Vice President and Chief Operating Officer of NIKE, Inc.'s global direct-to-consumer division. In this role, she was responsible for the division's global store, real estate, finance, information technology and supply chain operations. From 2000 to 2010, Ms. Shi was director and senior partner of McKinsey & Company, Inc., a global management consulting firm, and she was a principal (partner) at McKinsey from 1994 to 2000. Prior to 1994, she held numerous positions throughout McKinsey. From 1981 to 1984, Ms. Shi also held numerous positions at Merrill Lynch & Company, Inc.
Qualifications for Board & Committee Service
As Vice President and General Manager of Nike's global e-commerce business, her past roles as Chief Operating Officer of NIKE, Inc.'s direct-to-consumer division, and as a former senior partner at McKinsey & Company, Ms. Shi has a unique global perspective acquired through 20 years of work on four continents across an extensive array of consumer brands and retail operations. Further, her expertise in global retail expansion, category strategy, new concept development, store operations, inventory management, performance transformation and the direct/e-commerce business makes her well-qualified to serve on our Board and as a member of our Audit and Finance Committee and our Compensation and Leadership Development Committee.

Boating Experience
Ms. Shi is an enthusiastic sailor and boater.

James F. Nordstrom, Jr. Incumbent Director since: 2012 Age: 40	• Independent Director • Member- Compensation and Leadership Development Committee	None
Experience
Mr. Nordstrom has been Executive Vice President and President of Nordstrom Direct for Nordstrom, Inc. since February 2005. His position supports Nordstrom.com, mobile, catalogs and fulfillment center operations. He previously served as Corporate Merchandise Manager - Children's Shoes from May 2002 to February 2005, and as a project manager for the design and implementation of Nordstrom's inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the company founder and has been employed by Nordstrom's since 1986.

Qualifications for Board & Committee Service
Mr. Nordstrom is being re-nominated to the Board because his e-commerce insights and expertise, coupled with his extensive executive and operational experience, provides us with information and advice on leadership development and compensation matters relevant to the retail industry. In addition, as one of the industry's leading spokesmen, Mr. Nordstrom's expert guidance is sought by our management and Board on omni-channel retailing as we continue to evolve and grow our business. Additionally, his senior executive status provides our Compensation and Leadership Development Committee with key insights into relevant compensation practices in the retail industry and in executive development.

Boating Experience
Mr. Nordstrom grew up boating in the San Juan Islands and British Columbia with his family, and has continued that tradition with his wife and children aboard their 36 foot sports fisher.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Robert D. Olsen New Director Nominee Age: 60	• If elected, anticipated appointment to Audit and Finance Committee	None
Experience
Between 2000 and his retirement in January of 2013, Mr. Olsen worked in numerous roles at AutoZone, Inc. Most recently Mr. Olsen served as Corporate Development Officer, Customer Satisfaction. In this role, he was responsible for the Mexico and ALLDATA businesses and strategic growth initiatives that included AutoZone's store expansion into Brazil and ALLDATA's entry into Europe. He previously served as Executive Vice President, Store Operations, Commercial, Mexico and ALLDATA from 2007 to 2009, as Executive Vice President, Supply Chain, IT, Mexico and Store Development from 2005 to 2007, as Senior Vice President, Mexico and Store Development from 2001 to 2005, and as Senior Vice President, Planning and Store Development from 2000 to 2001. Prior to that, Mr. Olsen was Executive Vice President and Chief Financial Officer for Leslie's Poolmart, a specialty retailer of swimming pool supplies and accessories from 1993 to 2000. From 1990 to 1993 he served as Executive Vice President and Chief Financial Officer of Tuneup Masters, a California-based chain of quick tuneup and lube outlets. Prior to that, he held various positions at AutoZone, including the role of Senior Vice President, Finance Administration and Chief Financial Officer, and at Pepsico.

Qualifications for Board & Committee Service
Mr. Olsen is being nominated to our Board because, in addition to his broad based retail operational experience, he will bring a hard goods retailing perspective to the Board. In addition, Mr. Olsen's recent experience with compensation and management succession planning activities at AutoZone, together with his experience in team and leadership development planning, will be valuable to our Board in its focus on these areas. Additionally, Mr. Olsen's prior experience as a Chief Financial Officer makes him well qualified to serve on the Board's Audit and Finance Committee and if elected, Mr. Olsen will join Ms. Richter as our second financial expert.

Boating Experience
Mr. Olsen enjoys pleasure boating and fishing with his family and friends at his home on Pickwick Lake in Tennessee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES NAMED ABOVE.

III.	CORPORATE GOVERNANCE FRAMEWORK

BOARD OF DIRECTORS AND ITS COMMITTEES

ROLE OF THE BOARD; CORPORATE GOVERANCE PRINCIPLES
In accordance with the Delaware General Corporation Law and the Company's Articles of Incorporation and Bylaws, our business affairs are managed under the direction of our Board. In this regard, our Board and our management team have long believed that good governance is important to ensure that West Marine is managed for the long-term benefit of our stockholders and have put into place good business practices designed to support this commitment and to maintain the highest level of governance. See "Governance Principles" and "Code of Ethics" sections below which describe the framework for governance of West Marine.

BOARD & COMMITTEE INDEPENDENCE

•
It is the intent of our Board that a majority of its members qualify as independent Directors. Our Board has affirmatively determined (i) that six of our eight Director nominees (or 75%) qualify as independent Directors as defined by the applicable NASDAQ listing standards, SEC rules and other applicable law (ii) that each member of the Audit and Finance Committee and Mr. Olsen meet the heightened independence requirements of Section 10A(m)(3) of the Exchange Act and (iii) that Ms. Richter and, if elected, Mr. Olsen both qualify as financial experts under SEC rules.

•
Our Board considers all relevant facts and circumstances related to transactions and relationships between each Director or Director nominee (and his or her immediate family and affiliates) and West Marine and its management to determine whether any such relationships or transactions would prohibit an incumbent Director or nominee from being able to exercise independent judgment in carrying out the responsibilities of a Director.

•	Our Audit and Finance Committee has determined the independence of, and selected Grant Thornton to serves as, our Independent Auditors for fiscal year 2013.

•
Our Compensation and Leadership Development Committee has retained a compensation consultant, Frederic W. Cook & Co., Inc. ("FW Cook"), that is independent of West Marine and management. FW Cook provides no services to West Marine other than consulting services provided to the Committee.

SEPARATE CEO & CHAIRMAN POSITIONS; LEAD INDEPENDENT DIRECTOR

•
By policy, we separate the roles of CEO and Chairman in recognition of the differences between the two roles. Our CEO, Matthew L. Hyde, is responsible for setting our strategic direction and the day to day leadership and performance goals, while our Chairman, Randy Repass, provides guidance to the CEO, sets the agenda for Board meetings and generally presides over meetings of the full Board.

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Recognizing that Mr. Repass has a significant ownership stake in West Marine and has other relationships with the Company, he is not considered an independent Director. Accordingly, our Board has appointed the Chair of our Nomination and Governance Committee, Barbara L. Rambo, as the Board's Lead Independent Director.

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Our Lead Independent Director's authority and responsibilities include: collaborating with our Chairman and CEO on setting the agenda for Board meetings; calling, setting the agenda for, and leading the executive sessions of the independent Directors; serving as a liaison between our CEO, Chairman and/or independent Directors; being available for consultation and direct communication with our major stockholders; calling special meetings of the Board on an as-needed basis; briefing the Chairman and CEO on issues that arise in executive session meetings; and presiding over other matters as directed by the Board.

BOARD & COMMITTEE MEETING ATTENDANCE

•	Each Director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of Committees on which such Director serves.

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During fiscal year 2012, our Board met six times, our Audit Committee met nine times and our Governance and Compensation Committee met six times; 100% of our Directors attended all Board and applicable Committee meetings as well as our 2012 Annual Meeting.

ONE-YEAR TERMS & DIRECTOR RESIGNATION POLICY BASED ON STOCKHOLDER VOTE

•	Terms for all Directors are set at one year, rather than staggered.

•	In lieu of a mandatory age or term limits, Board and Committee performance is evaluated annually.

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Our Bylaws contain provisions for a simple majority stockholder vote for election of our Board, for Charter or Bylaw amendments and for special meetings called by, and action to be taken by written consent of, stockholders.

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Our Bylaws also require that any Director nominee who does not receive the affirmative vote of a majority of the votes cast at our Annual Meeting is required to promptly submit in writing his or her irrevocable offer of resignation, subject to the Board's acceptance.

COMMITTEE STRUCTURE & CHARTERS

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Pursuant to our Bylaws, our Board established two standing committees, the Audit Committee and the Governance and Compensation Committee, which were in effect during fiscal 2012. Recognizing the increased responsibilities and time commitments necessary in connection with audit, governance, compensation and succession planning matters, at its March 14, 2013 meeting, the Board re-organized its standing Committees and established the following three Committees:

◦	Audit and Finance Committee (comprised of our independent Directors who are financially literate with public audit committee experience);

◦	Compensation and Leadership Development Committee (comprised of our independent Directors who are active executives and/or have other public compensation committee experience); and

◦	Nomination and Governance Committee (comprised of our independent Directors who are the most seasoned West Marine Directors and who have the most public board experience).

•	Unless otherwise expressly stated, references in this Proxy Statement to any Board Committee include the former and the newly-formed Committee structures.

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The Board has adopted a written Charter for each Committee and each updated Charter was approved by our Board in March 2013. The Charters can be accessed, free of charge, at http://www.westmarine.com under “Investor Relations” and are available in print to any stockholder who submits a written request to our Secretary.

•	Each Committee meets at least quarterly.
The following table reflects the membership of each Committee for fiscal years 2012 and 2013:

Independent Director	2012 Audit Committee	2012 Governance and Compensation Committee(1)	2013 Audit and Finance Committee	2013 Nomination and Governance Committee	2013 Compensation and Leadership Development Committee
David McComas		Member		Member (2)
Alice M. Richter	Chair		Chair	Member
Barbara L. Rambo (3)	Member	Chair	Member	Chair	Member
Dennis F. Madsen		Member		Member	Chair
Christiana Shi	Member		Member		Member
James F. Nordstrom, Jr.		Member			Member
Robert D. Olsen			Proposed Member (if elected)

(1)	Included the nominating function.

(2)
Also served as Lead Independent Director until March 14, 2013. Mr. McComas was not re-nominated for election to the Board for 2013 and will serve on the Board and this Committee in 2013 until the Annual Meeting date.

(3)	Was appointed by the Board as Lead Independent Director on March 14, 2013.

PRINCIPAL FUNCTIONS OF EACH BOARD COMMITTEE
Audit and Finance Committee. As more fully described in its Charter, the primary responsibilities of the Audit and Finance Committee are to:

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Annually review the qualifications and performance of the Independent Auditors, including whether to retain or replace such firm (subject, if applicable, to stockholder ratification) and of our head of internal audit ("Internal Auditor"), both of whom report directly to our Committee;

•	Pre-approve all audit and non-audit services (including the Independent Audit Plan) to be performed by, and all fees to be paid to, the Independent Auditors;

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Review West Marine's accounting, auditing and financial reporting processes, including annual and quarterly review of financial statements and filings made with the SEC and recommend to the Board inclusion each year of audited financial statements in the Annual Report on Form 10-K;

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Meet with management, our Independent Auditors and our Internal Auditor prior to the filing of officers' certifications with the SEC to receive and review information concerning, among other things, business and financial risks and the control environment, including significant deficiencies, if any, in the design or operation of internal control over financial reporting; and communications required from the Independent Auditors under applicable rules and standards;

•	Establish clear hiring policies for employees and former employees of the Independent Auditors;

•	Review and approve the Internal Audit Plan and Internal Audit Charter and assess the performance of the Internal Auditor annually;

•	Review reports resulting from the performance of audits by the Independent Auditors and the Internal Auditor;

•	Review West Marine's financial plans, capital structure, key investment objectives and strategies and review with management policies and practices covering significant financial matters;

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Meet regularly, including in separate executive sessions, with our Independent Auditors, Chief Financial Officer ("CFO"), Internal Auditor and other key management on relevant accounting, financial reporting and risk management, including compliance with laws and regulations;

•	Assess the adequacy of the Committee's performance, annually;

•	Assess the adequacy of the Committee's Charter annually;

•	Assess the independence of, and retain and oversee, the work of other consultants and advisors as it may deem appropriate and approve related fees and other retention terms; and

•	Prepare the Committee report for inclusion in the annual proxy statement.
Compensation and Leadership Development Committee. As more fully described in its Charter, the primary responsibilities of the Compensation and Leadership Development Committee are to:

•	Set performance goals and objectives relevant for our compensation programs. See "Compensation Discussion and Analysis" "Executive Summary" and "Executive Compensation Philosophy & Principles."

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Annually review and approve the compensation of our NEOs and other members of our senior management (collectively, with the NEOs, “Executives”) and assess our CEO's performance in light of established goals;

•	Approve any benefit and/or severance, retirement or deferred compensation plans and other perquisites offered to our NEOs and other eligible employees (who we refer to as our "associates");

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Approve the West Marine, Inc. Omnibus Equity Incentive Plan ("Equity Incentive Plan") and the West Marine, Inc. Associates Stock Buying Plan ("Stock Buying Plan") and grant equity awards permitted thereunder;

•	Approve the Stock Ownership Policy for our Directors, and Executives at the Sr. Vice Presidential level and above;

•	Recommend Director compensation and benefits policies;

•	Develop and/or approve leadership development and succession plans, initiatives and programs;

•	Assess the adequacy of the Committee's performance, annually;

•	Assess the adequacy of the Committee's Charter annually;

•	Assess the independence of, retain and oversee the work of consultants and advisors as it may deem appropriate and approve related fees and other retention terms; and

•	Prepare the Committee report required for the annual proxy statement.
Nomination and Governance Committee. As more fully described in its Charter, the primary responsibilities of the Nomination and Governance Committee are to:

•	Evaluate the nature, structure and composition of the Board and its Committees;

•	Recommend individuals for nomination as members of the Board and its Committees;

•	Make recommendations to the Board regarding membership and the appointment of Committee Chairs, Chairman of the Board and Lead Independent Director;

•	Recommend to the Board revisions to the Company's Governance Principles, Code of Ethics, Committee Charters and other policies and practices of the Company in the area of corporate governance;

•	Establish guidelines and procedures for evaluating new Director nominees;

•	Produce and provide to the Board an annual performance evaluation of the Board and each of its Committees;

•	Assess the adequacy of the Committee's Charter annually; and

•	Retain and oversee the work of consultants and advisors as it may deem appropriate and approve related fees and other retention terms.

OTHER GOVERNANCE PRACTICES

•	Directors must submit a letter of resignation upon a job change;

•	Members of our Board may not serve as directors for more than four public companies;

•	Our CEO may not serve as a director for more than one other public company;

•	Our organizational documents do not contain “poison pill” provisions;

•	We offer no pension plans or other retirement benefits for Directors;

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We provide a new Director orientation program which outlines the role and responsibilities of the Board, provides an overview of West Marine's operations, and provides Directors with opportunities to meet with our management team; and

•	A number of our Directors attend continuing education programs.

DIRECTOR NOMINATION GUIDELINES & PROCESS
In recommending Director nominees, our Nomination and Governance Committee has developed certain general and specific guidelines to assist in developing a Board and Committees that are comprised of experienced and seasoned advisors. Generally, each Director should: be an individual of high character and integrity in their personal and professional life; have experience that is of particular relevance to the Company; be committed to overseeing and fostering sound, long-term growth and has previously demonstrated the exercise of good business judgment; and have the ability and willingness to devote the necessary amount of time to the affairs of the Company. Our Committee also evaluates candidates based on specific criteria including, without limitation, a Director's experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate's experience with the experience of other Board members, financial literacy, boating experience and special talents or personal attributes, which would make the candidate a desirable addition to the Board and any Committee. As well, the candidate's independence, skills, expertise and corporate experience, the current composition of our Board, the balance of management and independent Directors and the needs for any Committee expertise are considered. Although our Committee does not have a formal diversity policy, it believes that diversity (including factors such as race, ethnicity, gender, age and geographic orientation, as well as diversity of opinions, perspectives, and professional and personal experience) is an important factor in determining the composition of the Board. Our current Director demographic composition includes three women, Messes. Richter, Rambo and Shi, all of whom bring gender diversity to our Board along with their business experience and expertise.
When evaluating a current Director for re-nomination, the Board also will consider, among other factors, the length of service, attendance, preparedness, participation and candor of the individual, as well as the individual's recent service as a Director in light of the above-mentioned criteria.
Various potential candidates for Director may come to the attention of our Nomination and Governance through current Board members, professional search firms, our associates, stockholders or other industry sources. Candidates are evaluated at regular or special Committee meetings and may be considered at any time during the year. No third party search firms were used in connection with any director nominations and, therefore, no fees were paid.

DIRECTOR NOMINATION PROCESS & PROCEDURES
As to each candidate that our Nomination and Governance Committee believes merits consideration, the Committee will: gather information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the proxy statement under the SEC rules, and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the qualifications set forth above; conduct interviews with the candidate and Board members and, as deemed appropriate, with our Executives; and conduct reference and background checks and review independence questionnaires completed by the candidate to ensure that he/she meets the requirements to be an independent Director for service on the Board or any of its Committees and that the candidate's positions do not conflict in any material way with West Marine's business.
Following the completion of this evaluation and interview process, our Nomination and Governance Committee, after consultation with our Chairman, will then meet to evaluate and finalize the Committee's list of recommended candidates for the Board's consideration, and our Board determines the nominees after considering such recommendation.

ELECTION AT ANNUAL MEETING
Our Bylaws permit our Board to change its size and to appoint Directors between annual stockholder meetings. In this regard, following the criteria and process outlined above, our CEO identified and our Nomination and Governance Committee recommended the appointment of Mr. Nordstrom to our Board in 2012. Mr. Olsen was recommended by his former employer to our Nomination and Governance Committee and he is being recommended to stockholders as a new Director nominee.
Our Committee uses the same process to evaluate whether to re-nominate incumbent directors who, along with new nominees, must stand for re-election by our stockholders at each annual meeting.

STOCKHOLDERS PROPOSALS
Our Nomination and Governance Committee also will consider qualified nominees recommended by stockholders who may submit recommendations to our Secretary at West Marine, Inc., 500 Westridge Drive, Watsonville, CA 95076.
Nominees for Director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for Director. To date, no stockholder who is not also a Director, or any group of stockholders owning more than 5% of West Marine's common stock for at least one year, have put forth any Director nominees or other stockholder proposals.
Stockholder recommendations should include the following information: The name, age, residence, personal address and business address of the stockholder who intends to make the nomination and of the person(s) to be nominated; the principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the stockholder who intends to make the nomination; a representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding; a description of all arrangements or understandings between the stockholder and the recommended nominee; such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under the Exchange Act; and the consent of the recommended nominee to serve as a Director if so elected. Our Nomination and Governance Committee may require that the proposed nominee furnish the Committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a Director.
To submit a recommendation for Director for an upcoming annual stockholder meeting, it is necessary that a proposing stockholder notify us and provide the information set forth previously within the time period and in compliance with the notice, information and consent provisions contained in Article II, Sections 6 and 7 of our Bylaws as summarized above. See also under the "General Information - Q&A: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2014 annual meeting of stockholders?" Our Secretary will send a copy of the Bylaws to any interested stockholder who requests them.

RISK MANAGEMENT OVERSIGHT
We are subject to a variety of risks, which generally include any undesired event or outcome that could affect our ability to achieve our strategic objectives or adversely impact our business, operations or financial condition. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable.
Recognizing that it is neither possible nor prudent to eliminate all risk, we have a comprehensive, structured approach to evaluating risks, which are are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process. Under this framework, management is responsible for assessing our risk tolerance and managing exposure to risks and our Board and its Committees oversee and review certain aspects of our risk management efforts throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. We believe the division of risk management responsibilities described below is an effective approach for addressing the risks facing West Marine.
Management

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Periodically performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas, including, without limitation, strategic, financial, operating and regulatory compliance risks, and to share information and efforts to mitigate these risks;

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Formed several steering committees/advisory boards, including a real estate steering committee to monitor our real estate optimization strategy and an information technology advisory board to oversee our overall IT strategy, which includes capital expenditures and capital project management; and

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Established a number of other policies including a Delegation of Authority Policy and a Contract Review and Signing Authority Policy, which provide proper levels of review and control of expenditures designed to safeguard assets, to minimize risks and to ensure the appropriate segregation of duties.

Full Board

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Provides risk oversight by reviewing our strategic business plans, which includes evaluating the objectives of and risks associated with these plans and their potential impact (e.g., competitive, industry, economic, financial and other operating risks); and

•	Reviews other significant risks, such as pending or threatened litigation, business development risks, succession planning and overall policies and practices for enterprise risk management.
Audit and Finance Committee

•	Reviews financial risk exposures, including credit and liquidity risks;

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Discusses with management, our Internal Auditor and our Independent Auditors our policies with respect to risk assessment and risk management, including the risk of fraud, our financial statements, our certification process for periodic reports and the adequacy and effectiveness of our internal control over financial reporting;

•	Monitors risk related to our internal accounting staff, our Internal Auditor and our Independent Auditors;

•	Meets periodically with management to review our major financial exposures and the steps management has taken to monitor and control such exposures;

•	Reviews and approves related party transactions; and

•	Monitors our compliance and ethics programs, including administration of our Whistleblower Policy and Procedures.
Nomination and Governance Committee

•	Manages risks associated with corporate governance, including risks associated with Board leadership, independence and effectiveness; and

•	Monitors compliance with our Code of Ethics and Governance Principles, including risks associated with potential conflicts of interest affecting our Directors and Executives.

Compensation and Leadership Development Committee

•	Monitors risks arising from our compensation policies and programs, including incentive compensation; and

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Oversees risks related to Executive recruitment, assessment, development, retention and succession planning programs to ensure that we attract and retain a pool of qualified associates to accommodate future growth.

STOCKHOLDER COMMUNICATIONS

STOCKHOLDER ENGAGEMENT
Because our stockholders are key participants in the governance of our Company, we continually seek to expand our outreach efforts to better understand our stockholders' views and concerns about our strategic direction, financial performance and key governance matters. We provide multiple avenues for our stockholders to communicate with our Executives and our Board.

•	In 2012, our stockholder outreach efforts included active dialog with investors and proxy advisory firms on corporate governance issues.

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We continued our “Say-on-Pay" vote for a second year and the results reflect stockholder approval of our Executive Compensation programs. For more information on last year's voting results see “Executive Compensation - Proposal #3: Advisory Vote on the Compensation of our NEOs.”

•	We issue annual guidance and host quarterly earnings calls to discuss our results of operations and progress made on our strategic growth initiatives.

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We maintain a Corporate Governance section on our website that provides current information, such as our governance policies and practices, a link to real time filings with the SEC and the ability for investors and other interested parties to receive automatic email notification of all such filings.

STOCKHOLDER COMMUNICATION POLICY & PROCESS
West Marine has developed the following policy statements: Internal Process for Handling Communications to Directors (Non-Audit and Finance Committee) and Internal Process for Handling Communications to the Audit and Finance Committee. These policy statements describe West Marine's process for collecting, organizing and relaying communications from its associates, stockholders and other interested parties to members of the Board or members of the Board's standing Committees. A copy of each director communication policy statement is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to our Secretary.
Our Secretary will summarize all correspondence, if any, directed to our Board and forward summaries to the Board if and when such correspondence is received (Directors may, at any time, request copies of any such correspondence); communications may be addressed to the attention of the Board, a standing Committee of the Board, or any individual member of the Board or a Committee; communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the Directors or advising them of the communication), or may otherwise be handled in the Secretary's discretion; and our Secretary may handle routine business communications and will provide a copy of the original communication to our Chairman (or to our Lead Independent Director, or to the Chair of the appropriate Committee) and advise such Director of any action taken. Communications can be sent by e-mail to the Board at bod@westmarine.com or by writing to our Secretary at: West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

GOVERNANCE PRINCIPLES & CODE OF ETHICS
Our Governance Principles provide the framework for corporate governance matters and cover areas such as Director responsibilities and qualifications, management leadership and succession, and Board access to management. Our Governance Principles are reviewed at least annually by our Board to assess the adequacy of its provisions and compliance with regulations. Management and the Board periodically review our governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance.
Our Code of Ethics (also known as Living Our Values) applies to all of our Directors and associates, including our Senior Financial Officers (which covers our CEO, CFO, Controller, Assistant Controller and other associates performing similar functions) and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest. We intend to disclose any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Ethics for Directors or NEOs. To date no such disclosures have been made.
Our Governance Principles and Code of Ethics are available, free of charge, on our website at http://www.westmarine.com under “Investor Relations” and are available in print to any stockholder who submits a written request to our Secretary.

NO COMPENSATION COMMITTEE INTERLOCKS
During our 2012 fiscal year, no member of the Governance and Compensation Committee was, and currently no member of the Compensation and Leadership Development Committee is, an employee, officer or former officer of West Marine or any of its subsidiaries, and no Executive served on the board of directors or compensation committee of any entity that includes one or more Directors, or on a compensation committee of any entity that has one or more executive officers that serve as a member of West Marine's Board.

OTHER GOVERNANCE POLICIES & PRACTICES

•	Our Insider Trading Policy:

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Prohibits all associates, including our NEOs and members of our Board, from engaging in any hedging transactions with respect to West Marine equity securities, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities;

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Prohibits all of our associates, including our NEOs and members of our Board, from pledging or using as collateral West Marine securities in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account; and

◦	Establishes trade pre-clearance requirements for Directors, Executives and other key associates, and procedures for compliance with the reporting requirements of the SEC.

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Our disclosure committee, comprised of certain Executives and other management-level associates, assists our CEO and our CFO in the design, development, implementation and maintenance of our internal control over financial reporting and disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports that we file with or submit to the SEC is recorded, processed, summarized and reported accurately and on a timely basis.

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Our West Marine Information Disclosure Policy-Investment Community, which is posted on our website, is designed to ensure the fair and timely public disclosure of material information about West Marine in compliance with Regulation FD.

TRANSACTIONS WITH RELATED PARTIES
Related Party Transaction Review Policy
Our Board recognizes that related party transactions may create the appearance that decisions are based on considerations other than the best interests of West Marine and its stockholders. However, our Board also recognizes that there are situations where a transaction with a related party is appropriate or even necessary, particularly if we would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources. In order to ensure that the best interests of West Marine and its stockholders are considered prior to entering into transactions between West Marine and any Director, Director nominee, NEO, greater than five (5%) percent beneficial owner of our common stock or any of their respective immediate family members or affiliates, our Board has adopted a written policy requiring our Audit and Finance Committee to review and pre-approve each such related party transaction, including every new or modified transaction, without regard to a dollar threshold. The policy also requires our Audit and Finance Committee to annually review and assess ongoing transactions to ensure that they remain in compliance with policy guidelines.
In addition, our Audit and Finance Committee Chair has been delegated authority to pre-approve, on an interim basis, a related party transaction if it is not practicable to wait until the next scheduled meeting. Any interim approval taken by the Audit and Finance Committee Chair must be reported and ratified by the full Audit and Finance Committee (or the Board) at the next scheduled meeting.
In reviewing related party transactions under the policy, our Audit and Finance Committee considers all material information relevant to the transaction, including:

•	The nature and business purpose of the transaction, including its potential benefits to West Marine;

•	Whether the transaction is proposed to be (or was) entered into on terms no less favorable to West Marine than terms that could have been reached with an unrelated third party;

•	The material terms of the transaction, such as the financial interest to, and the impact on, the related party involved, including impact on independence, if the related party is a Director;

•	The results of market comparables and/or independent appraisals of the value of the property or services which are subject of the related party transaction; and

•	The availability of other sources for comparable products or services.
All of the transactions, including lease renewals, described below were reviewed and approved by the former Audit Committee in accordance with the policy described above.

Related Party Transactions
At the end of fiscal 2012, there were three related party transactions, and all were real estate leases between West Marine and entities in which our founder and Chairman of the Board, Randolph K. Repass, together with certain members of his family, own substantially all of the interests. One of these leases is for our corporate headquarters (which we call our Support Center) and adjacent warehouse space located in Watsonville, California, and the remaining are for two (2) out of our three hundred (300) retail stores. One store is located in Santa Cruz, California, and the other is in Braintree, Massachusetts. The Santa Cruz store and the Watsonville Support Center/warehouse leases have been in effect since 1982 and 1988, respectively (i.e., soon after West Marine was founded and before it went public) and the Braintree, Massachusetts lease has been in effect since 1996. These all have fixed terms and were negotiated at arms' length by independent representatives for each party after assessing market data for comparable properties at the time the leases were entered into.
We did not enter into any new related party transactions in 2012, and there are no related party transactions with any other current Director, any Director nominee, any NEO or any other 5% beneficial owners.
Additionally, in the last few years, we have been unwinding related party lease transactions with Mr. Repass and his family members where and when appropriate. For example, in 2011, we terminated our store lease in Palo Alto, California, and in June of 2012, we elected to not renew a lease for our New Bedford, Massachusetts, store. Instead, we relocated these stores to neighboring areas and entered into leases with unrelated parties. As a result the aggregate net amounts paid to related parties during each of the fiscal years 2012, 2011 and 2010, respectively were $1.8 million, $1.8 million, and $1.9 million.
In addition, when options to extend existing leases are triggered, we engage third party brokers and appraisers to examine market conditions and comparable properties, taking into account location, foot traffic, proximity of competitors, composition of co-tenants, age and condition of the property, rental rates and other relevant factors, including relocation costs and impact on associates, to assist management in determining whether to renew or renegotiate the existing lease or to relocate our support center, the adjacent warehouse storage space or the retail store. Our Watsonville Support Center lease was renegotiated in 2009, our Santa Cruz store lease was up for renewal in 2010, and our Braintree lease was up for renewal in 2012. During 2009 and 2010, the real estate market was soft, and in all three cases, we engaged third party appraisers to conduct market studies for each location considering the factors outlined above.
Only one other suitable property was identified in 2009 for our Support Center and, although the alternate property was of newer construction, its size exceeded our needs and would have resulted in a higher rental rate than our existing headquarters. In addition, other factors, such as potential loss of key personnel, disruption of business operations and costs associated with the move weighed against relocation. Accordingly, in 2009, although under no compulsion to do so because the lease was not up for renewal, Mr. Repass nonetheless agreed to a rent reduction, the terms of which were negotiated at arms' length between Mr. Repass' and West Marine's independent brokers. Then, in July 2011, a lease amendment was signed that reduced the amount of Watsonville, California, Support Center storage space we lease. The Amendment also extended the warehouse space lease term from November 2011 to October 2016, which makes that lease coterminous with the adjacent Support Center lease. The rent reduction was not material, but the amendment met our primary objective of aligning the warehouse space lease term with that of our Support Center.
In 2010, our third party brokers determined that comparable store locations in the Santa Cruz area would have rents approximately 11% higher than the renewal rate under the related party lease. Given the store's location near the Santa Cruz harbor, the lower relative rental rate and the fact that we had invested in leasehold improvements to convert the store to solar energy, we renewed the Santa Cruz store lease in December 2010.
Finally, our Braintree, Massachusetts, lease was set to expire in December 2012 and in anticipation of the lease termination date, we reviewed other locations in the market, with an optimal size of between 13,000 to 15,000 square feet. We were unable to identify an alternative location that met our requirements and, given the positive financial performance of the store, a new center in the vicinity scheduled to open in two years, and no other viable options currently available in the market, we determined that the best course of action was to renew the current Braintree lease for two years. In that way, the Braintree lease will expire when the new center is scheduled to open, thus allowing us to relocate the store to the new center. The new center will be owned and operated by an unrelated party.
The following illustrates our current lease terms versus comparable properties:

Lease Location	Lease Amendment Date	Expiration	Comparable Property - Avg. Rental Rate %	Approximate Net Savings to West Marine
Watsonville Support Center	2009	2016	30% higher	$1.3 million

Adjacent Warehouse	2011	2016
Santa Cruz Retail Store	2010	2015	11% higher	$0.1 million
Braintree Retail Store	2012	2014	No suitable locations in the area	N/A

IV.	AUDIT AND FINANCE COMMITTEE MATTERS

PROPOSAL #2: SELECTION OF OUR INDEPENDENT AUDITORS
Our Audit and Finance Committee has selected Grant Thornton LLP as the Independent Auditors for our 2013 fiscal year. Grant Thornton also served as our Independent Auditors for fiscal 2012.
Although stockholder ratification of the Audit and Finance Committee's action in this respect is not required, our Board considers the selection of the Independent Auditors to be an important matter of stockholder concern and as a matter of good governance practice and therefore is submitting the selection of Grant Thornton for stockholder ratification, subject to the review, oversight and discretion of our Audit and Finance Committee. Such ratification shall be effective upon receiving the affirmative vote of the holders of a majority of the votes cast at our Annual Meeting. If our stockholders do not ratify the selection of Grant Thornton, the engagement of Independent Auditors will be reevaluated by our Audit and Finance Committee.
A representative of Grant Thornton will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS.

OTHER AUDIT AND FINANCE COMMITTEE MATTERS

FEES PAID TO OUR INDEPENDENT AUDITORS
The following table summarizes the fees of Grant Thornton billed to us for our last two fiscal years.

(in thousands)	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$650	$638
Audit-Related Fees (1)	14	18
Tax Fees (2)	7	5
All Other Fees	—	—

(1)	Includes fees primarily related to statutory audits.

(2)	Includes fees for tax advice and tax return assistance.
Our Audit and Finance Committee considered whether the provision of the services covered under the captions “Audit-Related Fees” and “Tax Fees” above is compatible with maintaining Grant Thornton's independence, and no services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES
Pursuant to our Policy for Pre-Approval of Independent Auditor Audit and Non-Audit Services adopted by our Audit and Finance Committee:

•
We may engage our Independent Auditors to provide audit and permissible non-audit services that have been pre-approved by our Committee with monetary limits on each service, before the services are rendered, except that no services may be provided to West Marine or any of its subsidiaries which would cause the SEC or the NASDAQ Stock Market to no longer consider our Independent Auditors to be independent or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies.

•
Our Audit and Finance Committee has designated our CFO to monitor the performance of all services provided by our Independent Auditors and to determine whether such services are in compliance with the policy. Our CFO will report promptly to our Audit and Finance Committee Chair any non-compliance (or attempted non-compliance) with this policy of which our CFO becomes aware.

•
Before approving any services, our Committee considers the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit fees paid to the Independent Auditor to ensure that they are not excessive.

•
Ms. Richter has been delegated the authority, as necessary and appropriate between regularly scheduled Audit and Finance Committee meetings to pre-approve additional services or increases in previously approved monetary limits for such services, provided that such services would not impair the independence of our Independent Auditors, that fees relative to such services do not exceed $50,000 per project and that Ms. Richter report any such interim approvals at the next regularly scheduled meeting.

WHISTLEBLOWER POLICY AND PROCEDURES
Our Audit and Finance Committee also has approved a Whistleblower Policy and Procedures relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of Company policies, violation of laws and other matters pertaining to fraud against stockholders. This policy was last reviewed in December 2012. It provides details for reporting such concerns or violations to a number of internal resources, including our General Counsel or our Internal Auditor, or directly to any regulatory agency having jurisdiction over the reported concern or anonymously through our “Network Hotline” operated by a third party (by calling 1-800-241-5689) and the procedures through which any such reporting is forwarded to the Audit and Finance Committee. The policy prohibits any retaliation for any complaints reported in good faith. At each Audit and Finance Committee meeting, our Secretary presents a summary of all communications received directly or anonymously since the last Committee meeting, including how the matter was handled. The Secretary will make those communications available to any Director on request.
A copy of our Audit and Finance Committee Charter, our Whistleblower Policy and Procedures, our Audit and Finance Committee Complaint Process and our Director Complaint Communication Process are available, free of charge, on West Marine's website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy of each of these policies can be obtained by writing to our Secretary.

AUDIT AND FINANCE COMMITTEE REPORT
Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Our Independent Auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. Our Audit and Finance Committee's responsibility is to monitor and review these processes, acting in an oversight capacity, and our Committee does not certify the financial statements or guarantee the Independent Auditors' report. Our Committee relies, without independent verification, on the information provided to it, including representations made by management and the Independent Auditors, including its audit report.
In connection with the financial statements for the fiscal year ended December 29, 2012, the Audit and Finance Committee: (i) reviewed and discussed with management, our Internal Auditor and Grant Thornton, the audited consolidated financial statements; (ii) discussed with Grant Thornton the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditors' communications with the Audit and Finance Committee concerning independence, and discussed such matters with Grant Thornton, including their independence and the compatibility of non-audit services with such independence.
Based on these reviews and discussions, the Audit and Finance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in West Marine's Annual Report on Form 10-K for the year ended December 29, 2012, as filed with the SEC on March 7, 2012.
The Audit and Finance Committee has selected and approved the engagement of Grant Thornton as West Marine's Independent Auditors for fiscal year 2013.

April 2, 2013	Audit and Finance Committee
Alice M. Richter, Chair Barbara L. Rambo Christiana Shi
The Audit and Finance Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

V.	EXECUTIVE COMPENSATION

OUR NAMED EXECUTIVE OFFICERS
As of the end of our 2012 fiscal year, our NEOs were:

•	Matthew Hyde, our Chief Executive Officer and President (effective as of June 19, 2012);

•	Thomas R. Moran, our Chief Financial Officer and Senior Vice President - Finance;

•	Bruce Edwards, our Executive Vice President of Stores, Port Supply and Direct-to-Consumer; and

•	Ronald Japinga, our Executive Vice President of Merchandising, Replenishment and Logistics.
The chart below includes additional information about our non-director NEOs and the section entitled “Director Matters - Director Qualifications and Experience; Director Nominees” contains information related to Mr. Hyde who also is an incumbent Director and Director nominee at this Annual Meeting.
No family relationships exist among any of our Directors or NEOs. For purposes of the compensation tables and related narrative disclosure on pages 32 of this Proxy Statement and in certain other places where the context requires, NEOs include Geoffrey A. Eisenberg, our former CEO.

Name & Age	Position Held & Hire Date	Work Experience and Other Information

Thomas R. Moran Age: 52	Position: Chief Financial Officer, Senior Vice President and Assistant Secretary Hired: 2007
Work Experience
In his role as Chief Financial Officer, Mr. Moran oversees all of West Marine's financial activities including all accounting functions, preparation of financial statements, monitoring expenditures and liquidity, managing investment and taxation issues and recommending capital structure of the business. Previous to joining West Marine in 1997, Mr. Moran served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK's work apparel and uniform division, from June 2004 until January 2007. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of Limited Brands, Inc. from 2000 to 2004 and was the Director of Planning for CarMax Auto Superstores from 1995 to 2000.

Boating Experience
Mr. Moran and his wife have many years of power-boating experience and enjoy California's year-round boating season and exploring the sights of the Monterey Bay area.

Bruce Edwards Age: 50	Position: Executive Vice President of Stores, Port Supply and Direct-to-Consumer Hired: 1986
Work Experience
Mr. Edwards is responsible for the sales and operations of our 300 stores, Port Supply wholesale division and Direct-to-Consumer division (i.e., retail ecommerce website operations, direct mail, catalogs and virtual call center operations). He joined West Marine in December 1986, and prior to his promotion to Executive Vice President in May 2007, he held the positions of Executive Vice President of Stores and Port Supply, Senior Vice President of Stores, Vice President of Retail Operations, Regional Vice President, Director of Store Operations and District Manager for West Marine.

Boating Experience
Mr. Edwards has been actively involved in the marine industry for more than 20 years, and has been a lifelong boater, racing sailboats competitively for over 30 years.

Ronald Japinga Age: 50	Position: Executive Vice President of Merchandising, Replenishment and Logistics Hired: 2006
Work Experience
Mr. Japinga oversees all of West Marine's merchandising and supply chain activities, including product procurement, development, replenishment and transportation. Prior to Mr. Japinga's promotion in June 2007 to his current role, he had served as our Senior Vice President of Merchandising. Previously, Mr. Japinga served as Vice President/Divisional Merchandise Manager of Kohl's Department Stores from 2001 until he joined West Marine in February 2006. Prior to joining Kohl's, he held several positions with Duty Free Shops Group Limited from 1997 to 2001, including Vice President/Divisional Merchandise Manager/Director of Stores, Vice President/General Merchandise Manager/Visual and Divisional Merchandise Manager. Prior to that, Mr. Japinga served as President of a start-up specialty apparel store, Wish Superstore, from 1996 to 1997, served as Vice President/Divisional Merchandise Manager for Federated Department Stores from 1991 to 1996 and was a Buyer for Macy's Department Stores prior to 1991.

Boating Experience
Mr. Japinga has been an avid boater since his youth and enjoys taking his powerboat out on the weekends with his wife and children for fishing, waterskiing and basic pleasure boating.

PROPOSAL #3: ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs
At our 2012 Annual Meeting, we held our second stockholder Say-on-Pay vote. A significant majority of our stockholders approved the compensation of our NEOs, with 84.2% of shares present and eligible to be voted cast in favor of our Say-on-Pay resolution. The 84.2% includes broker non-votes and abstentions which counted as a vote “against” the proposal as required under our then current Bylaws. Excluding these broker non-votes and abstentions, our stockholder Say-on-Pay vote increased to 99.4%. In December 2012, we amended our Bylaws to align with the practices of most other public companies which exclude abstentions and broker non-votes as affirmative votes cast for any proposal.
We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as reported in this Proxy Statement. We urge you to read the Compensation Discussion and Analysis ("CD&A") below, which describes in more detail how our policies and procedures related to the compensation of our Executives ("Executive Compensation") operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing elsewhere in this Proxy Statement, which provide detailed information on the compensation of our NEOs.We believe our Executive Compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively aligning the interests of our Executives to dedicate them fully to value creation for our stockholders.
THE BOARD STRONGLY ENDORSES THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:
“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to West Marine Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement.”
Because your vote is advisory, it will not be binding on our Board. However, our Board and its Compensation and Leadership Development Committee value the opinions of our stockholders and will continue to consider voting results when making future decisions regarding our Executive Compensation program.
After consideration of the vote of stockholders at our 2012 Annual Meeting and consistent with our Board's recommendation, our Board has determined to hold an advisory vote on the approval of Executive Compensation on an annual basis until the next advisory vote on frequency occurs. An advisory vote on frequency of stockholder advisory votes on Executive Compensation is required to be held at least once every six years. Accordingly, the next advisory vote on Executive Compensation will be held at our 2016 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
In this CD&A section of our Proxy Statement, we focus on our Executives and describe our Executive Compensation philosophy and program, as well as the compensation decisions we have made under our program.
This CD&A begins with an “Executive Summary” that provides the highlights of our business performance, our Executive Compensation structure, and the relationship between the two. This section also summarizes key actions taken by our Governance and Compensation Committee in 2012 and some proposed by its successor Committee, the Compensation and Leadership Development Committee, for 2013.
It is important to read this CD&A in conjunction with the narrative descriptions and detailed tables beginning on page 32 of this Proxy Statement.

A. EXECUTIVE SUMMARY
Company Overview and Summary of 2012 Business Results
West Marine is the largest specialty retailer of boating supplies and accessories with 2012 net revenues of $675.3 million. We offer a broad assortment of core merchandise for boats, including maintenance items, sailboat hardware, electrical parts and boating safety products. We also offer a wide variety of merchandise for people who enjoy recreational activities on or around the water, such as, apparel, footwear, clothing accessories, fishing products, cabin and galley items and paddle sports equipment. We strive to meet the needs of individual boaters and boating businesses, provide great customer experiences, and offer the convenience of omni-channel shopping.
2012 Financial Performance:

•	Pre-tax income for the full year increased by 14.6% over the prior year;

•	Twelve consecutive quarters of year-over-year growth in net revenues and comparable store sales;

•	Strong balance sheet and liquidity;

•	Debt free, with over $56 million in cash at year-end;

•	Approximately $92 million in available borrowings at year-end;

•
Continued strength in our stores, driven by our key strategies of adding larger store formats, targeted expansions of our merchandise assortments, and pursuit of more Port Supply wholesale business through our store locations; and

•	Continued growth in our Direct-to-Consumer division (i.e., our domestic and international e-Commerce, direct mail and call center businesses).
The following table sets forth the key performance metrics in fiscal 2012 relative to performance in fiscal 2011.

Key Financial Performance Measures ($ in millions, except per share data and ROIC)	2012	2011	% Change
Net sales	$675.3	$643.4	4.9
Gross profit	$198.1	$185.0	7.1
Pre-bonus, pre-tax profit	$30.0	$25.1	19.7
Pre-tax income	$24.3	$21.2	14.6
Non-GAAP adjusted net income (1)	$15.5	$13.5	14.6
Non-GAAP adjusted net income per share (diluted) (1)	$0.65	$0.58	12.4
Total assets	$354.3	$335.7	5.5
Non-GAAP Return on Invested Capital (ROIC) (2)	7.9%	7.6%

(1)
2011 net Income has been adjusted to exclude the large tax benefit recorded during the second quarter of 2011. Adjusted net income removes income tax expense (benefit) as reported and applies our 2012 effective tax rate of 44.6% and 36.2% to fiscal fourth quarter 2011 and fiscal 2011 pre-tax income, respectively.

(2)
ROIC is defined as adjusted net income divided by average total capital. Net income is adjusted to normalize our income tax rate and to exclude interest and fixed rent expense as well as any one-time or unusual items, such as impairment charges and gains or losses on the sale of assets. The exclusions from net income are calculated on an after-tax basis. Total capital is calculated by adding total debt, operating leases capitalized at eight times annual rent expense and total stockholders' equity, minus cash and cash equivalents.

Our Executive Compensation program supported the achievement of these improved financial results, and, as further described below, the results exceeded our 2012 pre-bonus, pre-tax profit and sales thresholds. We continue to believe that our Executive Compensation program remains appropriate and effective in motivating and rewarding behaviors that create long-term stockholder value.

Executive Compensation Philosophy & Principles.
The philosophy underlying our Executive Compensation program is to:

•	Maintain a performance-based and risk appropriate compensation package that aligns with long-term stockholder values;

•
Provide a competitive level of total compensation necessary to attract and retain talented and experienced Executives with relevant retail and boating experience who are enthusiastic about our mission and culture; and

•
Appropriately motivate and reward our Executives to deliver high performance to our stockholders, customers and the communities in which we operate, to contribute to our short-and long-term success and to help drive total return to our stockholders.

Effective Corporate Governance Reinforces Our Compensation Program
We believe the following features of our Executive Compensation program demonstrate pay-for-performance, stockholder alignment, risk mitigation and competitive package principles:

•	Annual Say-on-Pay vote; meaningful stock ownership requirements (see "Stock Ownership Policy" below);

•	Having a significant portion of Executive Compensation be stock-based;

•	Using compensation plan goals that are tied to key financial metrics;

•	Adopting a $10 million share repurchase program primarily to mitigate the dilutive impact of shares issued under our Equity Incentive Plan and the Stock Buying Plan;

•	Having an Insider Trading Policy applicable to all associates, including our NEOs and members of our Board;

•	Annual cash bonus tying to multiple performance goals;

•	Evaluating our peer group annually for demonstrated best practices and positive financial returns to their investors;

•	Active oversight and risk management of compensation-related risk;

•	Detailed and transparent financial reporting to provide strong, timely insight into operating performance;

•	Engagement of an independent compensation consultant by our Committee;

•	No tax gross-ups (including no tax gross-ups for option exercises or restricted stock vesting);

•	No employment agreements;

•	No Executive defined benefit pension plan;

•
CEO compensation (as measured by base salary, target bonus and equity-based incentives) compared to that of our next highest paid Executive is well under the Institutional Shareholders Services threshold;

•	Reasonable post-employment severance plan for our Executives at the vice-president level and above:

◦	No change-in-control provisions;

◦	Well under 3x the Executive's base salary plus bonus;

◦	No automatic acceleration of vesting of equity awards upon termination; Equity Award Grant Policy and our Equity Incentive Plan provide:

◦	No re-pricing of underwater stock options and stock appreciation rights (including no cash buyouts and voluntary surrender of underwater options, without prior stockholder approval);

◦	Fixed grant dates;

◦	No equity grants below 100% of fair market value;

◦	No hedging or pledging transactions of West Marine equity securities permitted pursuant to our Insider Trading Policy;

◦	No liberal share counting (for example, the share pool is reduced by shares withheld on option exercise);

◦	“Fungible share pool design” in plan (where “full value” awards count as 2x compared to stock options and stock appreciation rights); and

◦	No evergreen provisions;

•	Risk oversight on compensation policies and practices; and

•	Stockholder accessibility to our Board in general and to Compensation and Leadership Development Committee in particular.

A summary of the principal components of our Executive Compensation program and the purpose of each component are presented in the following table, with specifics of our program, including our compensation decision-making process, discussed in the sections following this table.

Component	Key Characteristics	Link to Philosophy	Key Actions for 2012 and 2013
Base Salary	• Fixed • Reviewed annually	• Provide reasonable and competitive fixed pay based on level of performance, contribution and experience, as well as relative position to peer companies • Attract and retain talented Executives	• NEO base salary increases ranged from 0% to 5%
Short-Term Incentive Award	• Variable • Based on performance ° Total sales ° Pre-tax profit	• Drive overall, business unit and individual performance year-to-year • Focus on growing net revenue, profitability, share of retail sales and delivering strategic business objectives	• Set minimum threshold for bonus eligibility • Set sliding scale for bonus payout at significant pre-tax profit and total sales metrics • Capped payout at 140% • Realized 56.6% of target goals
Long-Term Incentive Award	• Variable • Time vested • Based on appreciation in share price
• Align interests of Executives with stockholders and reward achievement of long-term performance goals

• Motivate Executives to deliver performance that will result in sustained long-term growth in West Marine's stock price
• For 2012: Added 50/50 mix of stock options and Restricted Stock Units ("RSUs") • For 2013: Modified Long-Term Incentive program to 67/33% mix of RSUs and stock options
Health Benefits	• Fixed • NEOs participate in the same health plans as other associates	• Provide competitive levels of benefits that promote health and wellness	• No Changes
Retirement Plan	• Fixed • NEOs participate in the same retirement plans as other associates	• Provide competitive levels of benefits that promote financial security • Attract and retain talented executives	• No Changes
Perquisites	• Fixed • Limited to Executive life insurance premiums without tax gross-ups	• Provide a business-related benefit to West Marine, and to assist in attracting and retaining executive officers	• No Changes
Post Employment Compensation	• Fixed • Benefits provided under Executive Severance Plan or long-standing agreements • No Change-in-Control agreements	• Provide temporary levels of income following termination of employment • Attract and retain talented Executives • Provide competitive benefits	• No Changes

B. ROLES & RESPONSIBILITIES
Role of Our Compensation and Leadership Development Committee
Annually, our Committee reviews our Executive Compensation program in accordance with the principles summarized above, and more fully described in the Compensation and Leadership Development Charter found on our website at http://www.westmarine.com under the “Investor Relations.” Generally, our Committee reviews peer group and internal performance data, management recommendations based on evaluations of individual and overall performance, and recommendations from the compensation consultant retained by our Committee. As our Committee members make their compensation decisions, they are careful to ensure that compensation paid to our Executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, and that their decisions are transparent and easily understood.
Our Compensation and Leadership Development Committee reviewed each component of Executive Compensation for 2012, including salaries, annual incentive awards, value of outstanding equity awards (vested and unvested), perquisites and other benefits, and believes that compensation was reasonable in its totality. Our Committee will continue to review total Executive Compensation at least annually.

Role of the Committee's Independent Compensation Consultant
Our Compensation and Leadership Development Committee is authorized to retain any consultants as necessary or appropriate in making compensation decisions. In 2012, our Committee retained FW Cook to provide advice regarding our Director and Executive Compensation programs, including peer group practices for base salary, performance-based bonus, long-term incentives and other compensation elements. FW Cook also advises our Committee on compensation program design, including stock ownership guidelines, regulatory requirements related to Executive Compensation, plans submitted to stockholders for approval, governance responsibilities and such other matters as assigned by the Committee.
Prior to engaging the compensation adviser employed by FW Cook (“Compensation Adviser”) to provide compensation-related services, our Committee, at its March 2013 meeting, considered the six independence factors set forth in the new NASDAQ listing rules adopted pursuant to Exchange Act Rule 10C-1and determined that the Compensation Adviser was independent.
The Compensation Adviser participates in Committee meetings, reports directly to our Committee and supports the Committee's role by providing independent expertise on market practices, compensation program design and related subjects as described in the Section entitled "Principal Functions of Each Board Committee - Compensation and Leadership Development Committee - ” found on page 11 FW Cook provides services only as directed by the Committee and has no other relationship with West Marine. There were no fees paid to FW Cook for services that were not related exclusively to Director and Executive Compensation during fiscal year 2012.
Role of Management
Our CEO and Vice President of Human Resources provide input to the Committee on the level and design of Executive Compensation elements, including analyses and recommendations developed internally. Our CEO meets with the other Board members to review the performance of Executives at the vice-president level and above for the prior year. Our Board, without the CEO being present, also meets to review the CEO's performance and to discuss his compensation package.

C. DECISION MAKING PROCESS
Market Data Provides a Reference Point for Compensation
Our Compensation and Leadership Development Committee believes that knowledge of market practices, particularly those of the peer group listed below, provides a framework for designing targeted levels for our Executive Compensation package. When our Committee reviews market data, they consider the 50th percentile (median) of our peer group as a reference point, as opposed to a policy, for positioning targeted total direct compensation. Our Committee generally considers a range within plus or minus 15% and 20% of the 50th percentile for total cash compensation (base salary plus target bonus) and for long-term incentive awards, respectively, to be an appropriate competitive range.
Our Committee does not have a formal policy or formula for allocating our Executives' total compensation between cash and non-cash compensation or between short-term and long-term compensation. Instead, our Committee follows a flexible approach, evaluating each element of Executive Compensation separately and then assessing the total against the comparative compensation data provided by FW Cook. This data is compiled from peer group companies described below ("Peer Group Benchmark Companies") as well as the companies with revenues ranging between $300 million and $700 million contained in the annual Mercer LLC/National Retail Federation US Retail Compensation and Benefits Survey1 to ensure that total compensation is within the norms of the retail industry and for companies of the same relative size.
Our Committee also will evaluate other factors particular to a given NEO's situation, including an evaluation of the NEO's abilities and historic and anticipated future contributions, management's experience with recruiting and retaining such NEO in a given role relative to both the industry and the Company's geographic location, competitive survey data, internal equity considerations and other factors our Committee deems relevant at the time.

(1)
FW Cook reviewed recent proxy statements filed by our 14 peer companies referenced below and the base salary, annual cash compensation and total cash compensation data from the annual Mercer LLC/National Retail Federation 2011 US Retail Compensation and Benefits Survey with respect to companies with revenues between $300 million and $700 million, which covered 125 retail companies of which eight are in the Morningstar Industry Group - Specialty Retail index that we use as peer groups for the performance graph that appears in our Annual Report. The Mercer survey covered 7-Eleven, Inc., addidas America, Aeropostale, Inc., Ahold USA, Alex Lee, Inc., Ashland, Inc. - The Valvoline Company, AutoZone, Inc., Avis Budget Group, Inc., Axcess Financial Services, BI-LO, LLC, Belk, Inc., Big Lots, Inc., Boy Scouts of America, Brookstone, Inc., Brown Shoe Company, Inc., Build-A-Bear Workshop, Burlington Coat Factory, CVS/Caremark, Caribou Coffee Company, Carter's Inc., Charming Shoppes, Inc., Chevron Stations, Inc., Chico's FAS, Inc., Chipotle Mexican Grill, Inc., Christopher & Banks, Circle K Stores, Inc., Collective Brands, Inc., Cracker Barrel Old Country Store, Inc., Crate and Barrel, DFS, Deckers Outdoor Corporation, Dick's Sporting Goods, Disney Stores, Dollar General Corporation, Dollar Tree, Inc., Eastern Mountain Sports, Exxon Mobil Corporation, FedEx Office, Foot Locker, Inc., Fossil, Inc., GameStop, Inc., General Nutrition, Inc., Genesco, Inc., HDS Retail North America, HSN, Inc., Half Price Books, Inc., Hallmark Cards, Inc., Hanesbrands, Inc., Harley-Davidson, Inc., Harris Teeter, Inc., Helzberg's Diamond Shops, Inc., Hennes and Mauriz, LP, Hess Corporation, Hot Topic, Inc., InMotion Entertainment, Ingles Markets, Inc., J.C. Penney Company, Inc., J. Crew, J. Jill, Jo-Ann Fabric & Craft Stores, Inc., Jockey International Inc., Knowledge Learning Corporation, Kohl's Corporation, L.L. Bean, Inc., LF USA, Limited Brands, Inc., Limited Stores LLC, Liz Claiborne, Inc., Lord & Taylor, Lowe's Companies, Inc., lululemon athletica usa, Luxottica Retail US, Macy's, Inc., Marathon Oil Company, McDonald's Corporation, Michaels Stores, Inc., Navy Exchange Service Command, New Balance Athletic Shoe, Inc., Nordstrom, Inc., Office Depot, Oxford Industries, Inc., PETCO Animal Supplies, Inc., Panda Restaurant Group, Inc., Papa John's International, Inc., Phillips-Van Heusen Corporation, Pier 1 Imports, Inc., Polo Ralph Lauren, Price Chopper Supermarkets, Publix Super Markets, Inc., QVC, Inc., Rack Room Shoes, Inc., RadioShack Corporation,

Recreational Equipment, Inc., Redcats USA, Reebok International, Inc., Rite Aid Corporation, Safilo USA, Inc., Saks, Incorporated, Savers, Inc., Shoe Carnival, Inc., Smile Brands, Inc., Spartan Stores, Inc., Spencer Gifts, LLC, The Coca-Cola Company, The Fresh Market, Inc., The Kroger Company, The Pantry, Inc., The Sports Authority, Inc., The TJX Companies, Inc., The Walt Disney Company, The Yankee Candle Company, Inc., Total Wine & More, ULTA Salon, Cosmetics & Fragrance, Inc., Universal Orlando, University Book Store, V. F. Corporation, Vail Resorts, Inc, Walgreen Company, Warnaco, Inc., Wegmans Food Markets, Inc., Whole Foods Market, Inc., Winn-Dixie Stores, Inc., Wolverine World Wide, Inc., Zale Corporation and West Marine, Inc.
Peer Group Benchmark Companies
Our Committee historically has engaged FW Cook to review the appropriateness of the peer group used to evaluate Executive Compensation. As Executive Compensation is sensitive to an organization's size, FW Cook's analysis generally includes companies in the specialty retail sector (apparel, specialty, automotive and home furnishing retail) within a reasonable sales range (between $200 million and $2 billion) and market cap (between one-fifth and five times) to West Marine's. Preference is given to companies who focus on lifestyle products. In reviewing the results of FW Cook's study, the Committee revised our 2012 Peer Group Benchmark Companies, with West Marine being positioned near the median in terms of the key size criteria.
The table below reflects West Marine's 2012 Peer Group Benchmark Companies:

Big 5 Sporting Goods Corp.	Golfsmith International Holdings, Inc.	REI
Cabela's Incorporated	Haverty Furniture Companies, Inc	Sports Chalet
Cost Plus, Inc.	Hibbett Sports, Inc	Vitamin Shoppe
The Finish Line, Inc.	Marine Max	Zumiez, Inc.
Fred's, Inc.	Orchard Supply Hardware

D. ELEMENTS OF EXECUTIVE COMPENSATION
The main objective of our compensation philosophy is to provide our Executives with a total compensation package that is competitive, equitable and encourages and rewards meeting pre-determined financial and operating goals and our long-term objectives.
Our Executives' compensation consists of the following components:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity incentive awards; and

•	A modest perquisite in the form of paying nominal Executive life insurance premiums (without tax gross-ups).
On an annual basis, our Compensation and Leadership Development Committee reviews base salary, performance-based bonus target opportunity and long-term incentive grant value for each NEO to consider changes for the upcoming fiscal year. Benefits also are reviewed annually and changes are made less often.
The following shows a comparison of the annual base salary, potential bonus percentage and equity awards granted to each of our NEOs for fiscal year 2011 and 2012:

	Base Salary		Performance-Based Annual Cash Bonus As % of Base Salary		Equity Grants (in #s)
Name					Options	RSUs	Options	RSUs
	FY2012	FY2011	FY2012	FY2011	FY2012	FY2012	FY2012	FY2011
Matthew L. Hyde	$600,000(1)	N/A	100	N/A	100,000(2)	40,000 (2)	N/A	N/A
Thomas R. Moran	$331,563	$325,000	50	same	16,500	8,250	same	same
Bruce Edwards	$372,115	$360,000	50	same	16,500	8,250	same	same
Ronald Japinga	$357,067	$350,000	50	same	16,500	8,250	same	same

(1)	Annualized base salary.

(2)
Equity awards were granted as part of Mr. Hyde's new hire incentive compensation package. 60,000 constituted options granted as a new hire incentive and 40,000 as regular compensation. The options have a term of seven years and vest over a three-year period. In additions, Mr. Hyde was awarded 40,000 RSUs (20,000 as a new hire incentive and 20,000 as regular compensation), which vest over a three-year period.

Base Salary
We use cash compensation (annual base salary) to provide meaningful but appropriate, stable compensation to all of our associates, including our Executives. Our Committee carefully reviews the salaries of executives at peer companies as summarized by FW Cook's report on Peer Group Benchmark Data to ensure that our Executives' salaries are consistent and competitive, considering factors such as the Executive's job scope and responsibilities, the competitive rates for similar positions as indicated by the Peer Group Benchmark Data, and the recommendations by our CEO and Vice President of Human Resources for each Executive's salary range. The Committee approves the salaries of our NEOs, but delegates authority to our CEO to set other Executive salaries within the approved range. In approving the range, our Committee also considers whether the particular Executive is expected to make a significant contribution in the Executive's position such that we would suffer a critical loss if the Executive left West Marine.
Merit increases are considered annually for all associates based on achievement of individual objectives (including personal, operational and financial performance targets specific to the responsibilities of each associate), as well as achievement of overall performance, using metrics such as sales growth, operating margins and cost containment. After the close of each fiscal year, individual performance is measured against these goals in evaluating increases to salary levels.
Given the uncertainty in the overall economy and in our industry, we froze Executive base salaries beginning in 2008 (except for a few Executives who received minor market adjustments) and continued that freeze through 2011. However, assessed against the base salaries of our Peer Group Benchmark Companies, FW Cook noted that the base salaries for our NEOs were positioned about 7% below the peer median and that the base salary for our CEO was near the 25th percentile, while the other covered Executives were positioned within range of the median. As a result, our Committee provided a modest cost of living increase to each NEO, except for our then CEO, Geoff Eisenberg, who declined to accept an increase and Mr. Edwards who received a greater increase reflecting his new responsibilities in managing our Direct-to-Consumer division. In connection with the CEO's transition in June 2012, FW Cook again was engaged by our Committee to prepare a market study of CEO compensation, at which time the Committee increased the CEO's base salary from $499,000 to $600,000 to be more in line with its peer group median.
Annual Cash Incentive Compensation (Bonus)
We use annual incentive cash compensation at reasonable levels to reward short-term performance of our Executives while focusing their attention on initiatives and actions believed to be important for achievement of our longer-term strategic goals. Our Compensation and Leadership Development Committee does not use individual objectives in approving cash incentives (i.e., bonuses) for our Executives. Rather, as noted above, since a key objective of our compensation programs is to enhance stockholder value, our Committee establishes incentive compensation to reward company-wide performance by linking cash bonus awards to specific financial performance targets. Prior to the beginning of each year, our Executives propose key financial thresholds for the year that are believed to be challenging, but attainable, targets, and these targets are then evaluated and approved by our Compensation and Leadership Development Committee.
Under our annual bonus program, each Executive is given a target bonus equal to a fixed percentage of base salary. The target percentage ranges from 25% to 100% of base salary, with the percentage increasing based on job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on job scope and responsibilities, and position within the Company. Our CEO's target bonus percentage is 100% of his base salary and the target bonus percentage for our other NEOs is 50%.
In order to be eligible for a bonus payout, our plan requires the achievement of two financial metrics: pre-bonus, pre-tax profit (weighted as 80%) and total sales (weighted at 20%). In 2012 we earned $30.0 million in pre-bonus, pre-tax profit, resulting in a payout of 45.5% of that component of the bonus plan, and $675.3 million in total sales, resulting in a payout of 11.1% of that component of the plan. This resulted in total bonus payout of 56.6% of target. The following chart shows the potential and actual bonus payouts made to our NEO's for fiscal year 2012 (in millions):

Performance Metrics	Weighting	Minimum $ Threshold for Payout	Minimum % Payout	Target Amount for 100% Payout	Allocation of 100% Payout(2)	Target Amount for Maximum 140% Payout	Allocation of Maximum 140% Payout(2)	Actual % Met	Actual $ Met
Pre-bonus, Pre-tax Profit(1)	80%	$24.2	20.0%	$37.7	80.0%	$448	112.0%	45.5%	$30.0
Total Company Sales	20%	$640	5.0%	$687	20.0%	$690	28.0%	11.1%	$675.3
Total	100%		25.0%		100.0%		140.0%	56.6%

(1)
Pre-bonus, pre-tax profit is defined as income before taxes adjusted to exclude expenses related to gain from foreign currency conversion, bonus accruals for all bonus-eligible stores, support center and distribution center associates and any unusual, non-operating items as approved by the Committee.

(2)	The bonus payout potential increased on a sliding scale to 100% for meeting stretch, or target, goals with a maximum bonus payout potential of 140%.

The following chart reflects the actual bonus payouts made to our NEO's for fiscal year 2012:

NEO	Actual bonus earned $
Matthew L. Hyde(1)	$340,000
Thomas R. Moran	$93,788
Bruce Edwards	$105,259
Ronald Japinga	$101,002
Geoffrey A. Eisenberg(2)	$136,807

(1)	Mr. Hyde received a guaranteed minimum bonus for 2012 as part of his hiring incentive. No further guaranteed bonuses are contemplated for any NEO.

(2)	Mr. Eisenberg received a pro-rated bonus for the period of time he served as CEO in 2012 based on actual performance.
Long-Term Equity Incentive Compensation
Our Compensation and Leadership Development Committee views long-term equity-based compensation as a critical component of the overall Executive Compensation program. The principal objectives for long-term equity-based compensation are to:

•	Strengthen the link among our financial performance, stockholder value and long-term incentive compensation;

•	Promote increased equity ownership by our Executives;

•	Encourage Executive retention through use of multiple-year vesting periods; and

•	Provide competitive levels of total compensation to our Executives.
We structure overall compensation so that a significant portion of Executive Compensation is realized only when our stock price increases.
In furtherance of these goals, our stockholder-approved Equity Incentive Plan permits a variety of equity awards, and historically we have provided our Executives long-term equity incentive compensation through awards of stock options. Beginning in 2011 and again for 2012, our Committee granted equity awards at an approximate 50/50 mix of stock options and RSUs and, in 2013, our Committee increased the ratio to 67/33% mix of RSUs and stock options, believing that this creates a structure and pay mix that is consistent with best practices, provides grant values at competitive levels, assists in efforts to reduce our burn rate percentage to that of our Peer Group Benchmark Companies and helps to minimize stockholder dilution.
Our Executives and other management-level associates generally receive equity awards once each year (typically the first business day in June), and the number of shares awarded is determined by job grade. All equity awards to our NEOs are approved by our Compensation and Leadership Committee. For other associates (including certain management-level associates), the Committee approves equity awards available to be granted based on the associate's job grade, and a committee comprised of our CEO, CFO and Vice President of Human Resources is then authorized to determine the number of equity awards granted to these associates up to the number of awards pre-approved by the Compensation and Leadership Development Committee by job grade. Regular, annual equity awards are granted effective as of the first business day of June, awards to newly-hired associates are granted effective as of the 10th business day of the calendar month following the associate's date of hire, and off-cycle grants (i.e., due to promotion) are granted effective as of the third business day following the release of quarterly earnings which occurs immediately after the date of the promotion. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.
For 2012, our Committee engaged FW Cook to advise them on whether our long-term equity compensation practices are consistent with market trends, and based on the Peer Group Benchmark Data, FW Cook found our equity incentive programs to be competitive. See "D. Elements of Executive Compensation" above for equity awards granted to our NEOS in 2012. In line with peer group practices, stock options and RSUs awarded to our Executives in 2012 vest over a three-year period, commencing on the one-year anniversary of the grant date, at a rate of 33%, 33% and 34%, respectively. Stock options have a term of seven years.
Our Committee will continue to review best practices of our peer group companies and to consider recommendations for performance-based awards for future equity grants.

E. COMPENSATION RISK ANALYSIS
Our Committee reviewed and assessed with management and FW Cook our compensation policies and plans, including the design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk mitigation features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Moreover, our Committee considered the following compensation programs attributes as mitigating risk-taking incentives: that our Executive Compensation program is overseen by our Committee comprised solely of independent Directors; base salaries are fixed and do not create any inappropriate incentive for risk-taking; our incentive-based cash compensation program contains a blend of performance measures designed to motivate sustained performance in key strategic areas and has a capped payout; for 2012, 50% of our long-term incentives were awarded in the form of RSUs and for 2013 we will be increasing the grant of RSUs to 66.66%; and our Stock Ownership Policy serves to ensure that our Directors and Executives subject to the policy are committed to long-term performance and sustained stock price growth.
In its assessment, our CEO and our Compensation and Leadership Development Committee reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management and determined that the programs do not create incentives for inappropriate risk-taking by any of our associates, including Executives. For more information about our Compensation and Leadership Development Committee's management of risks arising from our compensation policies and programs, see “Risk Management Oversight” under "III Corporate Governance Framework" above.

F. STOCK OWNWERSHIP POLICY
To better link the interests of management and stockholders, our Compensation and Leadership Development Committee has determined that our Executives at the senior vice president level and above should acquire and maintain during the term of their employment a significant amount of our equity to ensure that their interests are aligned with those of our stockholders. Our Committee also has acknowledged that the acquisition of our equity should not represent a significant financial burden on these associates.
The multiple of base salary to be directly or indirectly owned in common stock by the NEOs depends on the executive's role with West Marine, as shown below. The Committee has assigned these particular multiples to match or exceed market practice, and to represent a significant portion of the overall compensation package to reinforce the alignment of management's decision making with shareholder interests.

Stock Ownership Multiples of Base Salary
Position	Multiple Base Salary Used to Establish Ownership Target
CEO & President - Matthew L. Hyde	4x
Executive Vice Presidents - Bruce Edwards & Ronald Japinga	1.5x
CFO - Thomas R. Moran & other Sr. Vice Presidents	1x

Position	Multiple of Annual Retainer
Non-employee director	6x
For purposes of determining stock ownership, owned shares include:

•	Common stock (including vested RSUs)

•	Shares purchased through Stock Buying Plan
Stock. Ownership shares do not include:

•	Unvested or vested stock options

•	Unvested RSUs
Once a year, our Compensation and Leadership Development Committee reviews ownership levels of our Directors and Executives covered by this policy.
Share Thresholds and Retention Ratios
To ensure that progress is made toward ownership goals and that ownership thresholds are maintained once met, our Committee required the following provisions in our Stock Ownership Policy:

•	A one-year holding period for any stock purchased through our Stock Buying Plan;

•	Executives are required to hold shares until stock ownership requirements are met as follows:

◦	50% of the after-tax shares from exercised options and stock purchased under our Stock Buying Plan; and

◦	75% of the after-tax shares from RSUs, must be retained by our Executives subject to the Stock Ownership Policy;

•	Executives must maintain the stock ownership threshold requirement for the term of his or her employment; and

•	Directors must maintain the stock ownership threshold for so long as they serve on our Board.

G. LIMITED PERQUISITES AND PERSONAL BENEFITS
We provide our Executives with certain perquisites and other personal benefits that our Compensation and Leadership Development Committee believes are reasonable and consistent with our overall Executive Compensation program and philosophy. These benefits are provided in order to enable us to attract and retain these Executives. The perquisites and benefits provided to our Executives are reviewed by the Committee at least annually to determine if they are still reasonable and appropriate in light of all facts and circumstances, including the competitive environment.

We do not provide perquisites for former and/or retired Executives, such as lifetime benefits or car allowances.
In order to help protect an Executive's family in the event of death, we provide our Executives with additional term life insurance (over the amount generally provided to other management-level associates) ranging from $500,000 for assistant vice presidents to $1,500,000 for our CEO. However, Mr. Hyde did not elect to receive additional life insurance during 2012. We do not provide any tax gross-ups.
Additionally, historically, on a case-by-case basis, we have paid sign-on bonuses to recruit certain Executives to our organization and have assisted certain Executives with relocations, including temporary housing allowances, transportation allowances and cost of living assistance for home purchases in the Monterey Bay area. These benefits generally are individually negotiated. Relocation expenses for Mr. Hyde's move from Washington to California were $13,408.
Our Executives also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including:

•	Merchandise discounts

•	Use of company-owned equipment (such as use of the company-leased sailboat, kayaks and other equipment)

•	Ability to exchange for cash up to 80 hours of accrued paid time off per year (increased from 40 hours permitted in prior years)

•	Participation in our Stock Buying Plan

•	Group health, life and disability coverage
In addition to their paid time off, all store general managers, Port Supply market team managers, and Support Center and distribution center associates at a director-level and above, including Executives, who reach 10 years or more of service may elect to take a paid sabbatical equal to six weeks for most such associates and eight weeks for Executives. This sabbatical plan was created by our founder and Chairman of the Board, Randy Repass, to reward associates for their performance, subject to their managers' approval, and to provide these associates with the opportunity to pursue business-related educational programs or other activities affording them fresh insights and/or perspectives about improving operations, and/or allowing them to pursue community service or non-academic goals. We believe that this sabbatical program provides significant value to our stockholders by allowing our associates to avoid job burn out, and return to work with a refreshed and renewed outlook on improving their individual and overall company performance. Unused sabbaticals may not be exchanged for cash.
All associates, including our Executives, are eligible to participate in our 401(k) savings plan and may make salary deferrals up to the maximum annual deferral permitted by the Internal Revenue Code (the "Code") (in 2012, this limit was $17,000 in regular deferral, and $5,500 in catch up deferral for participants over age 50). West Marine matches 33% of each dollar deferred up to 5% of the participant's annual compensation.
Historically, our Executives and certain other management-level associates were offered participation in our deferred compensation plan, which permitted the participants to defer the receipt of income to a future date (e.g., retirement). While we had the discretion to make matching and other contributions to the deferred compensation plan on behalf of participants, we did not make any. In January 2011, based on the recommendation of the Company's benefits advisory board, our Compensation and Leadership Development Committee elected to freeze plan participation and future contributions for 2011 forward.
We do not provide any other type of retirement benefits to our Executives.

H. POST EMPLOYMENT & SEVERANCE AGREEMENTS/ NO CHANGE-IN-CONTROL AGREEMENTS
In addition to the compensation elements described above, we also provide our Executives at the vice president level and above with severance arrangements which are described in more detail under the subheading “Post-Employment Payments” below. Severance packages are a common characteristic of compensation for key employees in the retail industry. Due to our size relative to other public companies, we believe that severance benefits are necessary to help us attract and retain necessary skilled and qualified Executives to continue to grow our business.
Additionally, our former CEO, Mr. Eisenberg, voluntarily resigned his position and, therefore, was not eligible to receive severance under our Executive Severance Plan adopted in March 2011. However, in light of Mr. Eisenberg's extensive career with West Marine, our Board approved the engagement of Mr. Eisenberg as a consultant following the effective date of his resignation on June 19, 2012. Under this arrangement, Mr. Eisenberg, on an on-call basis, will report to the Board and its Chairman for a period of 18 months (“Transition Period”) to perform work as directed by the Chairman or the Board to facilitate an effective transition of the leadership of West Marine to Matt Hyde. This consulting position will not require devotion of substantial time and will not exceed 20% of the average level of services Mr. Eisenberg performed during the 36 months immediately preceding the effective date of his resignation (to ensure that his resignation qualifies as a “separation from service” under IRS rules). In consideration of providing such services, Mr. Eisenberg will receive $822,000, payable in substantially equal installments over the Transition Period on regularly-scheduled payroll dates. Installments for the first six months, aggregating $280,323, were withheld and paid to Mr. Eisenberg on December 19, 2012 (to ensure compliance with IRS deferred compensation rules). For other benefits to be received by Mr. Eisenberg for services to be rendered over the Transition Period see “Post-Employment Payments” below.

I. TAX DEDUCTIBILITY
Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our NEOs unless certain requirements are met. Our Compensation and Leadership Development Committee monitors the applicability of Section 162(m) in connection with compensation payable to West Marine's Executives. In this regard, only Mr. Hyde's compensation reasonably might not be fully deductible, and the non-deductible amount would be only a portion of his annual bonus payment. Although the Committee may consider tax deductibility in connection with future compensation decisions, it believes that it is generally not in our stockholders' interest to restrict the Committee's discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Committee may approve compensation that is not fully deductible.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation and Leadership Development Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with West Marine's management, and based on the review and discussions, the Compensation and Leadership Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into West Marine's annual report on Form 10-K for the fiscal year ended December 29, 2012.

March 27, 2013	Compensation and Leadership Development Committee (1)
Dennis F. Madsen, Chair Barbara L. Rambo David McComas
The Compensation and Leadership Development Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

(1)
Christiana Shi and James F. Nordstrom, Jr. each were appointed to the Compensation and Leadership Development Committee in March 2013 and, therefore, did not participate in Executive Compensation discussions or decisions for 2012 or in the preparation and review of the CD&A.

Summary Compensation Tables
The following table sets forth certain information for fiscal years 2012, 2011 and 2010 concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to our NEOs, including our former CEO, Geoff Eisenberg:

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)	Restricted Stock Units ($)(5)	Option Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
Matthew L. Hyde(1) Chief Executive Officer	2012	311,538	340,000	473,600	474,798	13,408	1,613,344
Thomas R. Moran Chief Financial Officer	2012 2011 2010	331,563 325,000 325,000	93,788 74,239 172,368	84,563 85,470 —	67,756 70,517 137,069	7,738 3,878 7,189	585,407 559,104 641,626
Bruce Edwards Executive Vice President of Stores, Port Supply and Direct-to-Consumer	2012 2011 2010	372,115 360,000 360,000	105,259 82,234 190,931	84,563 85,470 —	67,756 70,517 137,069	7,170 3,878 12,207	636,863 602,099 700,207
Ronald Japinga Executive Vice President of Merchandising, Replenishment and Logistics	2012 2011 2010	357,067 350,000 350,000	101,002 79,949 185,627	84,563 85,470 —	67,756 70,517 137,069	13,147 3,878 12,358	623,535 589,814 685,054
Geoffrey A. Eisenberg(2) Former Chief Executive Officer & Consultant	2012 2011 2010	241,823 499,000 499,000	136,807 227,970 529,303	— 129,500 —	— 106,843 207,680	346,279 7,108 16,051	724,909 970,421 1,252,034

(1)
Mr. Hyde became the President and CEO effective June 19, 2012 and is paid an annual base salary of $600,000. Mr Hyde received an annual equity award of 40,000 stock options and 20,000 RSU's and as an incentive to join West Marine, he received 60,000 stock options and 20,000 RSU's.

(2)
Mr. Eisenberg resigned as CEO and President, effective June 19, 2012. From that date, Mr. Eisenberg was engaged as a consultant for a period of 18 months. For more information regarding the payments and other benefits to be paid to Mr. Eisenberg for such consulting services, see “Post-Employment Payment” below. Mr. Eisenberg's annual base salary was $499,000 until his resignation as our CEO and Director.

(3)	Includes any employee contributions to our 401(k) and non-qualified deferred compensation plans.

(4)
Amounts for 2012 represent a performance bonus earned for fiscal year 2012, paid in 2013. Amounts for 2011 represent a performance bonus earned for fiscal year 2011, paid in 2012. Amounts for 2010 represent a performance bonus earned for fiscal year 2010, paid in 2011.

(5)
This column shows the aggregate grant date fair value of RSUs granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2012, see Note 2 to our consolidated financial statements set forth in our annual report on Form 10-K for the fiscal year ended December 29, 2012 (“2012 Financial Statements”).

(6)
This column shows the aggregate grant date fair value of stock options granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2012, see Note 2 to our 2012 Financial Statements.

(7)	The amounts reported as All Other Compensation for 2012 consist of the following:

	401(k) Plan Matching	Life Insurance Premiums	Executive Relocation(8)	Payout of Accrued Paid-Time-Off	Post-Employment/ Severance Payments
Matthew L. Hyde	$—	$—	$13,408	$—	$—
Thomas R. Moran	3,878	3,860	—	—	—
Bruce Edwards	3,878	1,490	—	1,803	—
Ronald Japinga	3,878	2,370	—	6,899	—
Geoffrey A. Eisenberg	3,878	3,230	—	58,848	280,323

(8)
On May 15, 2012, the Board of Directors approved Mr. Hyde's employment offer which included reimbursement for reasonable relocation expenses for his move from Seattle, Washington to the greater Watsonville, California area.

Grants of Plan-Based Awards in 2012
The following table sets forth information regarding stock options and RSUs granted under our Equity Incentive Plan to our NEOs during fiscal year 2012.

Name	Grant Date	Date Approved(1)	Awards of Stock Options Under Equity Incentive Plan (#Sh)	Awards of Restricted Stock Units Under Equity Incentive Plan (#Sh)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Matthew L. Hyde	July 16, 2012	May 16, 2012(3)	100,000	40,000	11.84	948,398
Thomas R. Moran	June 1, 2012	March 14, 2012	16,500	8,250	10.25	152,319
Bruce Edwards	June 1, 2012	March 14, 2012	16,500	8,250	10.25	152,319
Ronald Japinga	June 1, 2012	March 14, 2012	16,500	8,250	10.25	152,319

(1)
The Governance and Compensation Committee met and approved the awards, other than Mr. Hyde's, on March 14, 2012, but the awards were made effective as of June 1, 2012 in accordance with the terms of our Equity Incentive Plan and Equity Award Grant Policy, with an exercise price determined as of the effective date.

(2)
Represents the grant date fair value of the stock option grant and RSU award. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2012 Financial Statements.

(3)
The Governance and Compensation Committee met and approved the awards on May 16, 2012, but this award was made effective as of July 16, 2012 in accordance with the terms of our Equity Incentive Plan and Equity Award Grant Policy, with an exercise price determined as of the effective date.

Our former CEO, Geoffrey Eisenberg, did not receive any stock option grants or RSU awards in 2012.
Under their respective termination agreements, upon an adverse job change, in the case of Mr. Edwards, or termination without cause, in the case of Mr. Japinga, each have the right for a period of 15 months to continue to exercise any stock options that are vested on the date of the job change or termination, as applicable. Under his agreement, Mr. Moran has a right for a period of 90 days following termination to exercise any stock options that are vested on that date. See “Post-Employment Payments” below.
West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods or change of vesting or forfeiture conditions).

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding stock options and RSUs held by our NEOs and outstanding as of December 29, 2012.

	Option Awards				Restricted Stock Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)
Matthew L. Hyde(1)	—	100,000(2)	11.8400	July 16, 2019	40,000(9)	427,600
Thomas R. Moran	— 5,502 21,780 11,200	16,500(2) 10,998(2) 11,220(3) —	10.2500 10.3600 10.9700 5.7950	June 1, 2019 June 1, 2018 June 1, 2015 June 1, 2014(5)	8,250(9) 5,498(9)	88,193 58,774
Bruce Edwards	— 5,502 21,780 23,100 18,368 19,000 19,000	16,500(2) 10,998(2) 11,220(3) — — — —	10.2500 10.3600 10.9700 5.7950 4.5000 29.7000 16.1100	June 1, 2019 June 1, 2018 June 1, 2015 June 1, 2014(6) June 2, 2013(7) February 27, 2014 March 28, 2013	8,250(7) 5,498(7)	88,193 58,774
Ronald Japinga	— 5,502 21,780 33,000 36,216 50,000	16,500(2) 10,998(2) 11,220(3) — — —	10.2500 10.3600 10.9700 5.7950 4.5000 15.1150	June 1, 2019 June 1, 2018 June 1, 2015 June 1, 2014 June 2, 2013(8) March 31, 2013	8,250(9) 5,498(9)	88,193 58,774
Geoffrey A. Eisenberg	8,334 50,000 50,000 3,000 2,000 2,000	16,666(4) — — — — —	10.3600 10.9700 5.7950 17.2650 26.2800 16.7466	June 1, 2018 June 1, 2015 June 1, 2014 May 11, 2015 May 12, 2014 May 7, 2013	8,332(10)	89,069

(1)	Represents Mr. Hyde's option and RSU awards upon hiring.

(2)
These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of seven years from the date of grant, subject to earlier termination. See “Post-Employment Payments” for a description of earlier termination events.

(3)
These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, subject to earlier termination. See “Post-Employment Payments” for a description of earlier termination events.

(4)
As of the effective date of Mr. Eisenberg’s resignation, we amended this stock option award to fully vest over their original term and allowed him to exercise such options (in accordance with their terms) at any time for a period of seven years from the date of grant.

(5)	Mr. Moran exercised 11,220 stock options and sold 7,510 of the underlying shares in March 2013.

(6)	Mr. Edwards exercised 10,775 stock options and sold 8,614 of the underlying shares in February 2013.

(7)	Mr. Edwards exercised 18,368 stock options and sold 14,368 of the underlying shares in February 2013.

(8)	Mr. Japinga exercised 36,216 stock options and sold 22,536 of the underlying shares in January 2013.

(9)	Grants made in 2011 and 2012 vest in three installments of 33%, 33% and 34% on each anniversary of the grant date.

(10)	As of the effective date of Mr. Eisenberg's resignation, we amended this RSU award to fully vest over their original term.

Option Exercises and Restricted Stock Unit Vesting
The following table sets forth information related to the exercise of stock options and the vesting of RSUs during fiscal year 2012.

	Stock Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew L. Hyde	—	—	—	—
Thomas R. Moran(1)	—	—	2,752	28,208	(5)
Bruce Edwards(2)	32,393	172,050	2,752	28,208	(5)
Ronald Japinga(3)	19,150	112,541	2,752	28,208	(5)
Geoffrey A. Eisenberg(4)	400,000	1,650,667	4,168	42,722	(5)

(1)	Mr. Moran was awarded 8,250 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014.
(2)Mr. Edwards was awarded 8,250 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. In addition, Mr. Edwards exercised stock options during fiscal year 2012 as presented in the following table:

Date of Transaction	Number of Stock Options Exercised (#)	Number of Shares Sold (#)	Number of Shares Held (#)	Option Exercise Price ($)	Average Sales Price ($)
March 8, 2012	4,125	3,384	741	$4.5000	$10.6783
March 8, 2012	4,125	3,543	582	$5.7950	$10.6783
October 31, 2012	18,368	14,989	3,379	$4.5000	$10.0461
October 31, 2012	5,775	4,962	813	$5.7950	$10.0461
(3)Mr. Japinga was awarded 8,250 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. In addition, Mr. Japinga exercised stock options during fiscal year 2012 as presented in the following table:

Date of Transaction	Number of Stock Options Exercised (#)	Number of Shares Sold (#)	Number of Shares Held (#)	Option Exercise Price ($)	Average Sales Price ($)
July 30, 2012	4,150	3,344	806	$4.5000	$10.5340
August 16, 2012	5,000	4,090	910	$4.5000	$10.0000
November 1, 2012	8,200	6,789	1,411	$4.5000	$10.5000
November 2, 2012	1,800	1,301	499	$4.5000	$10.5000

(4)
Mr. Eisenberg was awarded 12,500 RSUs on June 1, 2011 and such RSUs will vest over their original term. In addition, Mr. Eisenberg exercised 400,000 stock options during the period from March 13, 2012 through December 18, 2012 all of which had an exercise price of $4.50 per share. Mr. Eisenberg sold all 400,000 shares at an average price of $10.5867 per share immediately subsequent to exercise.

(5)	Based on a price per share of $10.25, which was the average share price of West Marine's common stock on the NASDAQ Global Market on June 1, 2012, the date the RSUs vested.

Nonqualified Deferred Compensation
The following table sets forth information regarding deferrals, earnings and distributions under the West Marine Deferred Compensation Plan for fiscal year 2012 and the deferred compensation account balance as of fiscal year end:

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)	Aggregate earnings in last fiscal year ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 29, 2012 ($)
Matthew L. Hyde	—	—	—	—	—
Thomas R. Moran	—	—	—	—	—
Bruce Edwards(1)	—	—	5,800	13,762	91,332
Ronald Japinga	—	—	—	—	—
Geoffrey A. Eisenberg	—	—	—	—	—

(1)	Mr. Edwards elected to receive an in-service payout over a five-year period commencing in April 2010.
Prior to the end of fiscal 2010, eligible associates were able to defer the receipt of up to 50% of base salary and up to 100% of bonus and other cash incentive compensation under our deferred compensation plan. West Marine may elect to make matching contributions or other discretionary contributions to the deferred compensation plan but has not done so to date. Amounts deferred under the plan are credited with earnings at market rates, based upon the participant’s choice of investments. The participant may elect to change an investment choice at any time. In 2012, the reference funds for the investments earned the following rates of return:

West Marine, Inc.
Deferred Compensation Plan — 2012 Annual Returns
Frontier Money Market	—%
Western Asset U.S. Government	3.37%
MIST Clarion Global REIT	26.30%
Legg Mason Social Awareness	10.71%
T. Rowe Price Large Cap Growth	18.67%
MFS Total Return	11.36%
Janus Aspen Worldwide	19.86%
Harris Oakmark International	29.47%
Frontier Aggressive Growth	10.88%
Russell 2000 Index Portfolio	16.35%
Dreyfus Opport Small Cap	20.56%
MFS MetLife Stock Index	15.55%
Amounts deferred generally may be distributed as of a particular date selected in advance by the participant, following the participant’s termination of employment or in the event the participant suffers a financial hardship, provided that, for payments made upon a participant’s termination of employment, individuals who are designated as “specified employees” under Section 409A of the Internal Revenue Code generally may not receive payments from the deferred compensation plan for at least six months following such termination from employment.
Our Compensation and Leadership Development Committee approved the suspension of participant contributions to the deferred compensation plan beginning in 2011.

Post-Employment Payments

EXECUTIVE SEVERANCE PLAN
On March 16, 2011, our Board, upon the recommendation of its Governance and Compensation Committee, approved the West Marine, Inc. Executive Officer Severance Plan effective for any Executive at the Vice President level who was hired after such date. The Severance Plan provides that if the eligible Executive's employment is involuntarily terminated without cause or if his or her employment is terminated for good reason, such Executive will be entitled to receive certain severance benefits as follows:

•	Cash severance payments equal in the aggregate to the participant's Base Salary multiplied by the applicable severance period set forth in the chart below (“Cash Severance”).

POSITION	LESS THAN 1 YEAR	1 YEAR OR MORE BUT LESS THAN 5 YEARS	5 YEARS OR MORE
Chief Executive Officer/President	Base Salary x 52 weeks	Base Salary x 60 weeks	Base Salary x 78 weeks
Executive Vice President	Base Salary x 35 weeks	Base Salary x 40 weeks	Base Salary x 52 weeks
Senior Vice President	Base Salary x 27 weeks	Base Salary x 31 weeks	Base Salary x 40 weeks
Vice President/ Regional Vice President	Base Salary x 17 weeks	Base Salary x 20 weeks	Base Salary x 26 weeks

◦
Cash Severance, is payable in substantially equal installments over the severance period on regularly-scheduled payroll dates, commencing as of the first payroll date following forty-five days following termination.

◦	Cash Severance is reduced to the extent participants receive compensation from other sources.

•	Annual Cash Bonus. If termination occurs during the second half of a fiscal year, the Executive will receive a pro-rata bonus, if any.

•
Equity. Executive may exercise his or her vested stock options in accordance with the terms of his or her stock option award agreement (generally 90 days). Unexercised vested stock options and unvested stock options or restricted stock awards automatically are forfeited.

•	Death of a Participant. All severance benefits immediately cease upon death.

•	Re-employment During Severance Period. Severance benefits terminate if the Executive is re-employed by West Marine.

•	Tax Withholding. We may withhold for payroll taxes and the Executive is responsible for all taxes.

•	Section 409A. Payments are subject to Section 409A of the Code for any Executive defined as "specified employee" thereunder.
This Executive Severance Plan is in effect for our current CEO, Matt Hyde, but not for the other NEOs. See “NEO Post-Employment Summary Payment Tables."

POST EMPLOYMENT COMPENSATION FOR FORMER CEO & OTHER NEOs
Our other NEO's, Messrs. Moran, Edwards and Japinga, entered into separate agreements prior to the effective date of the Executive Severance Plan, the summary terms of which are outlined in the chart below.
In addition, our former CEO, Mr. Eisenberg, is entitled to receive post employment compensation for services rendered over the Transition Period as described below. For more information see the charts below and the “Post Employment and Severance Agreements/No Change-in-Control Agreements” under the “Compensation Discussion & Analysis” section.
The following chart sets forth the summary terms of each post-employment agreement entered into between the Company and Messrs. Hyde, Moran, Edwards Japinga and Eisenberg, respectively. All such agreements were negotiated at arms' length and approved by the appropriate Committee in place at the time each agreement was entered into. For the summary of the compensation and benefits for Messrs. Hyde, Moran, Edwards, Japinga and Eisenberg if their employment with West Marine had terminated as of December 29, 2012, see “NEO Post-Employment Summary Payment Tables.”

Name	Geoffrey Eisenberg	Thomas R. Moran	Bruce Edwards	Ronald Japinga
Position	Former CEO/President	SVP - CFO	EVP - Stores, Port Supply & Direct-to-Consumer	EVP - Merchandising, Planning & Replenishment
Type of Post Employment Compensation (1)	Transition Services	Severance	Severance	Severance
Effective Date of Plan or Agreement	June 19, 2012	December 2006 (amended Sept 2007)	February 1, 2006	September 1, 2004
Triggering Event	Resignation as CEO/President	Termination for any reason other than cause, death or disability, including constructive termination	Termination for any reason other than cause, death or disability. Includes adverse job change (substantial reduction in job responsibilities, title, position or full-time employment.	Termination for any reason other than cause, death or disability
Cash Payment Term & Amount	18 months of base salary(2)	12 months of base salary (3)	12 months of base salary	12 months of base salary
Bonus	Pro-rated bonus (4)	Pro-rated bonus (5)	Pro-rated bonus (5)	Pro-rated bonus (5)
Medical	Cash amount equal to 18 months of COBRA premium	None	Group health insurance benefits for 12 months	Group health insurance benefits for 12 months (6)
Equity	Vesting of his 25,000 stock options and 12,500 RSUs granted in 2011 continue to fully vest over their original term as if he had continued to be employed by West Marine.	Exercisability of vested stock options for 90 days(7)	Exercisability of vested stock options for 15 months(7)	Exercisability of vested stock options for 15 months(7)
(1) All agreements contain standard general release, non-disparagement and non-solicitation provisions in exchange for such consideration.
(2)  Payable in substantially equal installment payments over the 18-month period on regularly-scheduled payroll dates. The first six month installments aggregating $280,323 were withheld and paid to him on December 19, 2012 (to ensure compliance with IRS deferred compensation rules).

(3) Severance amounts are reduced by the amount of compensation earned or paid either as a result of new employment or serving as an independent consultant.
(4) Pro-rated for period of time he served as CEO in 2012.
(5) If termination occurs after the first six months of the year for which the bonus relates.
(6) Subject to termination with new health plan.
(7) Unvested equity awards are forfeited on termination.

NEO POST-EMPLOYMENT SUMMARY PAYMENT TABLES
The following tables summarize the compensation and benefits each NEO would have been entitled to receive under the Executive Officer Severance Plan or his individual severance agreement if his employment with West Marine had terminated as of December 29, 2012. The tables do not include amounts payable under the deferred compensation plan, the 401(k) plan or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., stock purchase plan, group health, group term life, accidental death and disability and long-term disability) because termination of employment will not automatically trigger payment or payout of any such benefit.

Mr. Hyde:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary	—	$600,000	—	—	—
Benefits and Perquisites:
Accrued vacation pay	$13,338	$13,338	$13,338	$13,338	$13,338
Total:	$13,338	$613,338	$13,338	$13,338	$13,338
Mr. Moran:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary	—	$333,125	—	—	—
Benefits and Perquisites:
Life insurance proceeds	—	—	—	—	$750,000
Accrued vacation pay	$27,752	$27,752	$27,752	$27,752	27,752
Total:	$27,752	$360,877	$27,752	$27,752	$777,752
Mr. Edwards:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary	—	$375,000	—	—	—
Benefits and Perquisites:
Post-termination health care	—	$10,023	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$34,251	$34,251	$34,251	$34,251	34,251
Total:	$34,251	$419,274	$34,251	$34,251	$1,034,251
Mr. Japinga:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary	—	$358,750	—	—	—
Benefits and Perquisites:
Post-termination health care	—	$10,023	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$39,697	$39,697	$39,697	$39,697	39,697
Total:	$39,697	$408,470	$39,697	$39,697	$1,039,697
Mr. Eisenberg:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary	—	$541,677	—	—	—
Benefits and Perquisites:
Life insurance proceeds	—	—	—	—	$1,500,000
Total:	$—	$541,677	$—	$—	$1,500,000

VI.	NON-EMPLOYEE DIRECTOR COMPENSATION

Annual Compensation Package
The Board believes that Director compensation should be competitive with other companies of similar size and performance and be paid in the form common stock to align the interests of Directors with those of our stockholders. In 2011, the Governance and Compensation Committee commissioned FW Cook to perform a comparative study of Director compensation for the same peer group used for Executive Compensation. The study reflected that the compensation paid to our independent Directors was not competitive as it was near the 25th percentile of the peer group in terms of total annual compensation value. As a result, upon the recommendation of the Committee, our Board increased Director compensation effective for fiscal year 2012, as reflected in the table below, to establish an overall compensation program positioned midway between the peer group 25th percentile and the median.
Recognizing, however, the increase in responsibilities and time commitments necessary in connection with audit, governance, compensation and succession planning matters, at its March 14, 2013 meeting, the Board re-organized its standing Committees, and our Compensation and Leadership Development Committee requested that FW Cook refresh its Director compensation study. The updated study noted that overall, the independent Director compensation program was well-designed, but FW Cook recommended a few changes in compensation to keep pace with governance trends and best practices. As a result, upon the Committee's recommendation, our Board approved the changes to Director compensation commencing with the March 2013 meetings as reflected in the following chart.

DIRCTOR COMPENSATION ITEM(1)	FY 2012	FY 2013
Board Retainer	• $25,000	• $40,000
Board Meeting Fee	• $2,000	• No fees up to seven scheduled (plus two unscheduled) meetings • $2,000 per any additional meeting
Compensation and Leadership Committee Retainer	• Member: $9,500 • Chair: $15,000	• Member: $7,500 • Chair: $15,000 (no change)
Nomination and Governance Committee Retainer	• n/a	• Member: $5,000 • Chair: $10,000
Audit and Finance Committee Retainer	• Member: $13,000 • Chair: $20,000	• Member: $13,000 (no change) • Chair: $20,000 (no change)
Lead Director Retainer	• n/a	• $15,000
Chairman of Board Retainer(2)	• $100,000 • No other cash/Board fees • No equity awards	• $115,000 • No other cash/Board fees • No equity awards
Annual Equity Grant(3)	• $40,000	• $50,000

(1)	All annual Board and Committee retainers are paid in quarterly installments.

(2)
Our Chairman of the Board, Randolph K. Repass, started receiving his $100,000 retainer in April 2011. Mr. Repass beneficially owns 6,973,629 shares, or approximately 28.9%, of our outstanding common stock. Mr. Repass has not been granted any stock options since our initial public offering in 1993 and receives no other cash compensation.

(3)	All equity awards are granted as in accordance with the following terms:

•	Granted on the date of each annual meeting.

•	Granted in the form of RSUs (except a Director may elect to receive up to 50% in the form of stock options).

•	RSUs, as full value shares, count as 2x the shares granted to every one stock option granted.

•	The options are granted with an exercise price equal to 100% of the fair market value of West Marine's common stock on the grant date and have a term of seven years.

•	All options and RSUs vest on the earlier of one year following the date of grant or the subsequent year's annual meeting date.

Expense Reimbursement
Travel Reimbursement: Our independent Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred by them that are incidental to their Committee and Board service.
Medical Benefits: Additionally, beginning in 2012, independent Directors were not eligible to participate in our health plan.
Merchandise Discounts: For his or her term, a Director may participate in the merchandise discount program which is made available to all associates.
Directors who are associates of West Marine receive no compensation for serving on the Board.

Non-Employee Director Summary Compensation Table
The following table sets forth certain information for fiscal year 2012, concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to Mr. Repass and the independent Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
Randolph K. Repass	100,000	—	—	100,000
Dennis F. Madsen	42,500	20,006	7,385(4)	62,506
David McComas	42,500	40,013	—	82,513
Barbara L. Rambo	61,000	40,013	—	101,013
James F. Nordstrom, Jr. (1)	—	—	—	—
Alice M. Richter	53,000	40,013	—	93,013
Christiana Shi	46,000	40,013	—	86,013
Peter Roy (2)	21,000	—	—	21,000

(1)
Mr. Nordstrom was appointed to the Board effective December 28, 2012. His cash compensation for Committee and Board service commenced with the March 2013 meeting and, if re-elected at the Annual Meeting, he will receive equity awards commensurate with those granted annually to independent Directors.

(2)	Mr. Roy received pro-rated Director fees through the 2012 Annual Meeting.

(3)
These two columns show the aggregate grant date fair value of restricted stock awards and stock options granted in 2012 to our independent Directors. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by our independent Directors. For a description of the methodology and assumptions used to determine the amounts recognized in 2012, see Note 2 to the 2012 Financial Statements.

(4)
In 2012, Mr. Madsen was the only Director who elected to receive half of his annual equity award in stock options. When West Marine issued the equity award to Mr. Madsen, it inadvertently issued the same number of stock options as he had received in restricted stock, even though he should have received a higher number of stock options because each stock option has a lower economic value than a share of restricted stock. To correct this, the Board has approved the issuance of additional stock options to Mr. Madsen as of the date of the Annual Meeting with an exercise price equal to the greater of the market price of our common stock as of the 2012 Annual Meeting or the 2013 Annual Meeting. To the extent the market price of our common stock as of the date of the 2013 Annual Meeting is higher than it was as of the date of the 2012 Annual Meeting, Mr. Madsen will receive additional stock options such that the Black-Scholes valuation of the new option grant is equal to the Black-Scholes value of the additional options he should have received as of the 2012 Annual Meeting.

The following table sets forth information regarding stock options and restricted stock awards held by Directors other than Matthew Hyde and outstanding as of December 29, 2012:

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Nonexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)
Randolph K. Repass	—	—	—	—	—	—
Dennis F. Madsen	—	2,027	$9.8700	May 17, 2019	2,027	21,669
David McComas	— 3,000 2,000 2,000	—	— $17.2650 $26.2800 $16.7466	— May 11, 2015 May 12, 2014 May 7, 2013	4,054	43,337
James F. Nordstrom, Jr.(2)
Barbara L. Rambo	— 3,000 4,500	—	— $5.9700 $5.7700	— May 20, 2014 October 14, 2013	4,054	43,337
Alice M. Richter	—	—	—	—	4,054	43,337
Christiana Shi	—	—	—	—	4,054	43,337
Peter Roy(3)	3,000 3,000 2,000 2,000	—	$10.9800 $17.2650 $26.2800 $16.7466	May 20, 2015 May 11, 2015 May 12, 2014 May 7, 2013	—	—

(1)	Based on a price per share of $10.69 which was the closing share price of our common stock on the NASDAQ Global Market on December 28, 2012.

(2)	Mr. Nordstrom was appointed to the Board effective December 28, 2012, with service commencing on the first Compensation and Leadership Development meeting that was held on March 13, 2013.

(3)	Mr. Roy will be able to exercise such stock options for the balance of the remaining term of each award.

VII.	OTHER INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about West Marine’s equity compensation plans as of December 29, 2012. All outstanding awards relate to West Marine’s common stock.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans/arrangements approved by securityholders	2,516,731 (1)	$11.05 (1)	1,836,467 (2)
Equity compensation plans/arrangements not approved by securityholders	—	—	—

(1)
Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 274,851 RSUs issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Stock Buying Plan as the number of shares issuable and the exercise price under that plan will not be determinable until the end of the current offering period, April 30, 2013.

(2)
Consists of shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 504,743 shares of common stock currently reserved for issuance under the Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock; (ii) each Director; (iii) each NEO; and (iv) all Directors and NEOs at December 29, 2012 as a group, the number of shares and percentage of common stock beneficially owned as of March 18, 2013. As of the close of business on March 18, 2013, there were outstanding 24,152,158 shares of common stock of West Marine.

	Common Stock Beneficially Owned as of March 18, 2013(1)
Beneficial Owner	Number of Shares		Percent
Randolph K. Repass	6,973,629	(2)	28.9%
Matthew L. Hyde	—	(3)	—
Thomas R. Moran	88,081	(4)	*
Bruce Edwards	130,622	(4)	*
Ronald Japinga	180,554	(4)	*
Dennis F. Madsen	9,858	(5)	*
David McComas	42,884	(5)	—
James F. Nordstrom, Jr.	—		*
Barbara L. Rambo	21,457	(5)	*
Alice M. Richter	18,188	(5)	*
Christiana Shi	7,907	(5)	*
All Directors and executive officers as a group (11 persons)	7,473,180	(6)	30.9%

Geoffrey A. Eisenberg	591,900	(7)	2.5%

Franklin Resources, Inc.	3,284,530	(8)	13.6%
Dimensional Fund Advisors LP	1,830,279	(9)	7.6%
Paradigm Capital Management, Inc.	1,373,566	(10)	5.7%
Royce & Associates, LLC	1,353,225	(11)	5.6%

*	Less than one percent.

(1)	Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.

(2)
The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100. Includes 254,600 shares held by Mr. Repass’ wife, 306,415 shares held in trust for Mr. Repass’ minor son, 176,500 shares held in trust for Mr. Repass' adult son, 40,400 shares held in trust for the benefit of Mr. Repass’ grandchildren and 378,201 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 4,932,315 shares and is deemed to have shared voting and dispositive power with respect to 254,600 shares. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation. The beneficial ownership reported also includes 580,196 shares held by the Randolph K. Repass 2009 Grantor Retained Annuity Trust dated July 8, 2009, and 305,002 shares held by the Randolph K. Repass 2010 Grantor Retained Annuity Trust dated March 23, 2010. Although Mr. Repass retains a limited pecuniary interest in the shares held by the two grantor retained annuity trusts, Mr. Repass retains sole investment control over the shares in such trusts and his brother, as co-trustee, has sole voting power over the shares.

(3)	Mr. Hyde has no exercisable stock options nor any RSUs that vest within 60 days.

(4)
Includes stock options exercisable within 60 days to purchase shares as follows: Thomas R. Moran, 49,446 shares; Bruce Edwards, 99,771; and Ronald Japinga, 132,446 shares. Includes RSUs that vest in 60 days as follows: Thomas R. Moran, 8,220 units; Bruce Edwards, 7,295 units; and Ronald Japinga, 7,295 units.

(5)
Includes stock options exercisable within 60 days to purchase shares as follows: Dennis F. Madsen, 2,027 shares; David McComas, 7,000 shares; and Barbara L. Rambo, 7,500. Includes RSUs that vest on May 17, 2013 as follows: Dennis F. Madsen, 2,027 units; David McComas, 4,054 units; Barbara L. Rambo, 4,054 units; Alice M. Richter, 4,054 units; and Christiana Shi, 4,054 units.

(6)	Includes stock options exercisable within 60 days to purchase 298,190 shares.

(7)	Includes stock options exercisable for the balance of the remaining term of the options to purchase 123,667 shares and 6,934 RSUs that vest within 60 days.

(8)
The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G/A filed February 11, 2013 reporting beneficial ownership as of December 31, 2012 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Templeton Investments Corp. and Franklin Advisory Services, LLC to the effect that (a) each (directly or indirectly) has dispositive and voting power over these shares to the extent disclosed therein and (b) these shares are held by investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. The business address for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906.

The business address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4 and the business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(9)
The information contained in the table and this footnote with respect to Dimensional Fund Advisors LP is based solely on a statement on Schedule 13G/A filed February 11, 2013 reporting beneficial ownership as of December 31, 2012 by Dimensional Fund Advisors LP to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,781,409 shares. The business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)
The information contained in the table and this footnote with respect to Paradigm Capital Management, Inc. is based solely on a statement on Schedule 13G filed February 12, 2013 reporting beneficial ownership as of December 31, 2012 by Paradigm Capital Management, Inc. to the effect that it has sole dispositive and voting power over all of these shares. The business address for Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

(11)
The information contained in the table and this footnote with respect to Royce & Associates, LLC is based solely on a statement on Schedule 13G/A filed January 24, 2013 reporting beneficial ownership as of December 31, 2012 by Royce & Associates, LLC to the effect that it has sole dispositive and voting power over all of these shares. The business address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires executive officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish West Marine with copies of all Section 16(a) forms they file.
Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from January 1, 2012 to December 29, 2012, our NEO, Directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a).
OTHER MATTERS
As of the date of this proxy statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements,” including statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 29, 2012. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq. Secretary
Watsonville, California
April 5, 2013

West Marine

Annex A

IMPORTANT ANNUAL MEETING INFORMATION

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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 15, 2013.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/WMAR**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 & 3.

1. To elect eight directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Randolph K. Repass	☐	☐	02 - Matthew L. Hyde	☐	☐	03 - Dennis F. Madsen	☐	☐
04 - James F. Nordstrom, Jr.	☐	☐	05 - Robert D. Olsen	☐	☐	06 - Barbara L. Rambo	☐	☐
07 - Alice M. Richter	☐	☐	08 - Christiana Shi	☐	☐			

	For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending December 28, 2013.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the company's named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

8 2 A V

01KMED

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — West Marine, Inc.

PROXY FOR 2013 ANNUAL MEETING OF STOCKHOLDERS — MAY 16, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randolph K. Repass and Matthew Hyde, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2013 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the company's headquarters located at 500 Westridge Drive, Watsonville, California, on May 16, 2013, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of each of the eight director nominees listed on the reverse side, FOR ratification of the selection of Grant Thornton LLP as the independent auditors for the fiscal year ending December 28, 2013, FOR the approval of named executive officer compensation, and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued and to be voted on reverse side.)